Exhibit 10.1

CREDIT AGREEMENT

dated as of October 7, 2024

among

MURPHY OIL CORPORATION,

MURPHY EXPLORATION & PRODUCTION COMPANY – INTERNATIONAL,

and

MURPHY OIL COMPANY LTD.,

as Borrowers

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

THE LENDERS PARTY HERETO

BANK OF AMERICA, N.A., CAPITAL ONE, NATIONAL ASSOCIATION,

MUFG BANK, LTD. AND THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, AND

REGIONS BANK

as Co-Syndication Agents

and

SUMITOMO MITSUI BANKING CORPORATION,

as Documentation Agent

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC.,

CAPITAL ONE, NATIONAL ASSOCIATION, MUFG BANK, LTD.,

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, AND

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

as Co-Lead Arrangers and Joint Bookrunners

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(continued)

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(continued)

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(continued)

Page

Schedules:
Schedule 2.01	Commitments
Schedule 2.05	Existing Letters of Credit
Schedule 3.14	Subsidiaries
Schedule 5.14	Accounts
Schedule 6.01	Existing Indebtedness
Schedule 6.03	Existing Liens
Schedule 6.09	Existing Investments

Exhibits:
Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Opinion of the Loan Parties’ Counsel
Exhibit B-2	Form of Opinion of MOCL’s Counsel
Exhibit C-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-2	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-3	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-4	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D	Compliance Certificate
Exhibit E	Form of Guaranty Agreement
Exhibit F	Form of Subordinated Intercompany Note

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CREDIT AGREEMENT dated as of October 7, 2024, among MURPHY OIL CORPORATION, a Delaware corporation (the “Company”), MURPHY EXPLORATION & PRODUCTION COMPANY – INTERNATIONAL, a Delaware corporation (“Expro-Intl.”), MURPHY OIL COMPANY LTD., a Canadian corporation (“MOCL”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A., CAPITAL ONE, NATIONAL ASSOCIATION, MUFG BANK, LTD., THE BANK OF NOVA SCOTIA, HOUSTON BRANCH (“Scotiabank”) AND REGIONS BANK, as Co-Syndication Agents, and Sumitomo Mitsui Banking Corporation, as Documentation Agent.

RECITALS

A. The Company, Expro-Intl. and MOCL, as borrowers, have requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrowers.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“1999 Indenture” means the Indenture dated as of May 4, 1999, between the Company, as issuer and Sun Trust Bank, Nashville, N.A., as trustee, as amended and supplemented from time to time.

“2012 Indenture” means the Indenture dated as of May 18, 2012, between the Company, as issuer and U.S. Bank National Association, as trustee, as amended and supplemented from time to time.

“2027 Notes” has the meaning assigned to such term in the definition of Existing Notes.

“2028 Notes” has the meaning assigned to such term in the definition of Existing Notes.

“2029 Notes” has the meaning assigned to such term in the definition of Existing Notes.

“2042 Notes” has the meaning assigned to such term in the definition of Existing Notes.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

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“Additional Financial Covenant” means any affirmative or negative ‘‘maintenance’’ financial covenant contained in any Other Debt Agreement applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a “financial covenant”), including any defined terms as used therein.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to it in Section 10.01(d).

“Agent-Related Person” has the meaning assigned to it in Section 10.03(c).

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate

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is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 10.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company, any other Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Term Benchmark Loan, RFR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the following grid under the caption “ABR Spread”, “Term Benchmark Spread”, “RFR Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Level	Index Debt Ratings	Commitment Fee Rate	Term Benchmark and RFR Spread	ABR Spread
I	BBB / Baa2 or higher	0.175%	1.250%	0.250%
II	BBB- / Baa3	0.200%	1.500%	0.500%
III	BB+ / Ba1	0.400%	2.250%	1.250%
IV	BB / Ba2	0.500%	2.500%	1.500%
V	BB- / Ba3 or lower	0.500%	3.000%	2.000%

CREDIT AGREEMENT

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Level V; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different categories, the rate shall be based on the higher of the two ratings unless one of the ratings is two or more Levels lower than the other, in which case the rate shall be determined by reference to the Level one Level lower than the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the third Business Day following the date on which it is first announced by the applicable rating agency. Each change in the rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’ s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Borrower Portal” has the meaning assigned to it in Section 9.03(a).

“Approved Fund” has the meaning assigned to it in Section 10.04(b).

“Approved Petroleum Engineer” means (a) Netherland, Sewell & Associates, Inc., (b) Cawley, Gillespie & Associates, Inc., (c) Ryder Scott Co. LP, (d) W.D. Von Gonten & Co. Petroleum Engineering, (e) De Golyer and MacNaughton, (f) McDaniel & Associates Consultants, or (g) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of and will constitute “Capital Lease Obligations.” Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

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“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth III the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(I) the Adjusted Daily Simple SOFR;

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(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Company) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Company) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

CREDIT AGREEMENT

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark ( or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component

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thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means each of the Company, Expro-Intl., and MOCL, and “Borrowers” means the Company, Expro-IntI. and MOCL, collectively.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Company on behalf of itself, Expro-Intl. or MOCL for a Borrowing in accordance with Section 2.03.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.

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“Canadian Dollars” means the lawful currency of Canada.

“Canadian Subsidiary” means any Subsidiary of the Company organized or incorporated under the laws of Canada or any province thereof (including, without limitation, MOCL).

“Canam” means Canam Offshore Limited, a corporation organized under the laws of the Bahamas.

“Canam Cash Amount” means, on the last day of any fiscal quarter of the Company, an amount equal to the aggregate amount of all cash, cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper and Permitted Investments, in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Excluded Canam Entities on such day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management services.

“Cash Receipts” means all cash received by or on behalf of the Company or any Subsidiary, including without limitation: (a) amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Company or any Subsidiary; (c) proceeds from Loans; and (d) any other cash received by or on behalf of the Company or any Subsidiary from whatever source (including amounts received in respect of the Liquidation of any Hedging Agreement and amounts received in respect of any Disposition or Casualty Event).

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Company or any of its Subsidiaries.

“Certifying Officer” has the meaning set forth in Section 5.01(c).

“Change in Control” means either: (a) any Person or group of related Persons (other than members of the Murphy Family) shall have acquired beneficial ownership of more than 35% of the outstanding voting shares of the Company (within the meaning of Section 13(d) or 14( d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder); or (b) during any period of 12 consecutive calendar months, individuals who were members of the Board of Directors of the Company on the first day of such period shall cease to constitute at least 66-2/3% of the members of the Board of Directors of the Company.

CREDIT AGREEMENT

“Change in Law” means the occurrence after the Effective Date, or with respect to any Lender, any later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning set forth in Section 10.14.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Syndication Agents” means each of Bank of America, N.A., Capital One, National Association, MUFG Bank, Ltd. and Scotiabank, in its capacity as syndication agent for the Lenders hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and Section 2.18(b), (b) increased pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s Commitment on the Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments on the Effective Date is $1,200,000,000.

“Commitment Fee” shall have the meaning provided in Section 2.11(a).

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“Commitment Fee Rate” shall mean, for any day, the applicable rate per annum set forth next to the row heading “Commitment Fee Rate” in the definition of “Applicable Rate”.

“Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.20(a).

“Commodity Account” has the meaning assigned to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Communications” has the meaning assigned to it in Section 10.01(d).

“Company” has the meaning assigned to such term in the preliminary paragraph of this Agreement.

“Compliance Certificate” has the meaning assigned to it in Section 5.01(d).

“Computation Date” has the meaning set forth in Section 1.05.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, (a) the following expenses or charges (without duplication) to the extent deducted from revenues in determining Consolidated Net Income for such period: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depletion, depreciation and amortization expense, (iv) exploration expense for such period (including all drilling, completion, geological and geophysical costs), (v) extraordinary or non-recurring cash costs, expenses and charges, including those related to severance, cost savings, operating expense reductions, facilities closings, percentage of completion contracts, consolidations, and integration costs and other restructuring charges or reserves (provided that the aggregate amount of all amounts added back pursuant to this clause (v) shall not, in the aggregate, exceed (A) $75,000,000 during any period of four consecutive fiscal quarters of the Company or (B) $200,000,000 during the term of this Agreement), (vi) any non-cash losses or charges under Hedging Agreements resulting from the application of FASB ASC 815, (vii) noncash compensation expenses or costs related to any management equity plan or stock option plan or any other management or employee benefit plan or agreement and (vii) all other non-cash charges, expenses or losses including, without limitation, accretion expenses associated with asset retirement obligations and minus, (b) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense), (iv) any other non-cash income and

CREDIT AGREEMENT

(v) any cash payments made during such period in respect of items described in clause (a)(v) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Interest Coverage Ratio, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) is permitted pursuant to Section 6.09, (y) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (z) would result in an increase in Consolidated EBITDA equal to or in excess of $30,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) is permitted pursuant to Section 6.11 and (y) would result in a decrease in Consolidated EBITDA equal to or in excess of $30,000,000.

“Consolidated EBITDA Ex-Canam” means, for any period, (a) Consolidated EBITDA minus (b) Excluded Canam EBITDA.

“Consolidated EBITDA Ex-MOCL” means, for any period, (a) Consolidated EBITDA minus (b) Excluded MOCL EBITDA.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Company and the Consolidated Subsidiaries for such period, whether paid or accrued, including (a) to the extent included in interest expense under GAAP: (i) amortization of debt discount, (ii) capitalized interest, (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, (iv) the portion of any payments or accruals under capital leases (and imputed interest with respect to Sale and Leaseback Transactions) allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP, and (v) financing fees (including arrangement, amendment and contract fees), debt issuance costs, commissions and expenses and, in each case, the amortization thereof; and (b) all cash dividend payments or other cash distributions in respect of any Disqualified Capital Stock or on any series of preferred equity of the Company or the Consolidated Subsidiaries.

CREDIT AGREEMENT

“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, with respect to the Company and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Company and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of (i) any Person in which the Company or any Consolidated Subsidiary has an ownership interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and the Consolidated Subsidiaries in accordance with GAAP) and (ii) commencing with the fiscal quarter ending March 31, 2019, the Permitted JV, in the case of clauses (i) and (ii) above, except to the extent of the amount of dividends or distributions actually paid in cash (and including, in the case of the Permitted JV, the amount of cash distributions declared by the Permitted JV during such period but retained by the Permitted JV as an offset against capital contributions made by Expro-USA in such period in accordance with the terms of the Permitted JV LLC Agreement) during such period by such other Person or the Permitted JV, as the case may be, to the Company or to a Consolidated Subsidiary (other than the Permitted JV), as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP (provided that, so long as the Permitted JV constitutes a Consolidated Subsidiary, the net income of the Permitted JV shall not be excluded pursuant to this clause (b) solely as a result of the conditions and requirements in respect of the payment of distributions pursuant to the Permitted JV LLC Agreement); (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Company or any of its Consolidated Subsidiaries; (d) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; (e) any non-cash gains or losses or positive or negative adjustments under FASB ASC 815 as a result of changes in the fair market value of derivatives; and (f) any cancellation of debt income.

“Consolidated Net Tangible Assets” means, at any date, (a) total assets of the Company and the Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP minus (b) the sum of (i) current liabilities (excluding short-term Indebtedness and the current portion of long-term Indebtedness) of the Company and the Consolidated Subsidiaries and (ii) goodwill and other intangible assets of the Company and the Consolidated Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements of the Company most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or 5.01(b), as applicable. For purposes of this definition, the amount of any such assets and current liabilities of any Subsidiary that is not Wholly-Owned by the Company shall be included or deducted, as the case may be, only to the extent of the proportional Equity Interests directly or indirectly owned by the Company in such Subsidiary, provided that, in the case of any such liabilities, to the extent such liabilities are recourse to the Company or any other Subsidiary (or any of their Property), the full amount of such liabilities that are so recourse shall be deducted for purposes of this definition.

CREDIT AGREEMENT

“Consolidated Subsidiaries” means each Subsidiary of the Company (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Company in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the amount that would in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and the Consolidated Subsidiaries as of such date.

“Consolidated Total Assets Ex-Canam” means, for any period, (a) Consolidated Total Assets minus (b) Excluded Canam Assets.

“Consolidated Total Capitalization” means, at any date, the sum of (a) the consolidated shareholders’ equity of the Company and its Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, plus (b) Consolidated Total Debt at such date.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date (excluding undrawn letters of credit), determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.21.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Credit Party” means the Administrative Agent, each Issuing Bank or any Lender.

CREDIT AGREEMENT

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Deposit Account” has the meaning assigned to such term in the UCC.

CREDIT AGREEMENT

“Designated Currency” means Canadian Dollars, Pounds Sterling or any other currency agreed to by the Administrative Agent, the applicable Issuing Bank and the applicable Borrower.

“Disposition” means with respect to any Property, any sale, lease, Sale and Leaseback Transaction, Casualty Event, assignment, conveyance, transfer or other disposition thereof (including by way of merger or consolidation). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure, or other obligations hereunder outstanding and all of the Commitments are terminated.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documentation Agent” means, Sumitomo Mitsui Banking Corporation, in its capacity as documentation agent for the Lenders hereunder.

“Dollar Equivalent” means, as of any date of determination, with respect to any amount denominated in any Designated Currency, the equivalent amount thereof in dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, on the basis of the Exchange Rate on such date for the purchase of dollars with such other Designated Currency.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Liquidity” means, as of any date of determination, the sum of (a) the unused total Commitments on such date plus (b) the aggregate amount of Unrestricted Cash.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

CREDIT AGREEMENT

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and/or any Issuing Bank and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous material, or to health and safety matters (solely as it relates to exposure to hazardous materials).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

CREDIT AGREEMENT

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of a Plan to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan (other than the payment of PBGC premiums that are not past due); (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 7.01.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than dollars, the rate at which such other currency may be exchanged into dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such day for the purchase of dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Canam Assets” means, for any period, the portion of the Consolidated Total Assets attributable to the Excluded Canam Entities.

CREDIT AGREEMENT

“Excluded Canam EBITDA” means, for any period, the portion of Consolidated EBITDA attributable to the Excluded Canam Entities.

“Excluded Canam Entities” means the collective reference to (a) Canam, (b) Canam Brunei Oil Ltd., Murphy Peninsular Maylasia Oil Co., Ltd., Murphy Sabah Oil Co., Ltd., Murphy Sarawak Oil Co., Ltd. and each other direct and indirect subsidiary of Canam that is directly engaged in exploration and production and other related operations in Malaysia and (c) Murphy Cuu Long Tay Oil Co., Ltd. (formerly known as Murphy Semai Oil Co., Ltd.).

“Excluded DDA” means (a) zero balance disbursement accounts and (b) segregated Deposit Accounts, the balance of which consists exclusively of (i) funds due and owing in the ordinary course of business to unaffiliated third parties in connection with Company’s and its Subsidiaries’ royalty payment obligations to such third parties, (ii) payroll, healthcare and other employee wage and benefit accounts, (iii) tax accounts, including, without limitation, sales tax accounts and (iv) escrow, defeasance and redemption accounts.

“Excluded Guaranteed Hedging Obligation” means, shall mean, with respect to any Subsidiary Guarantor, any Guaranteed Hedging Obligation if, and to the extent that, all or a portion of the liability of such Subsidiary Guarantor with respect to, or the grant by such Subsidiary Guarantor of a security interest to secure, such Guaranteed Hedging Obligation (or any Guarantee thereof or other agreement or undertaking agreeing to guarantee, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee obligation or other liability of such Subsidiary Guarantor or the grant of such security interest becomes or would become effective with respect to such Guaranteed Hedging Obligation or (b) in the case of a Guaranteed Hedging Obligation subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee obligation or other liability of such Subsidiary Guarantor becomes or would become effective with respect to such related Guaranteed Hedging Obligation. If a Guaranteed Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Guaranteed Hedging Obligation that is attributable to swaps for which such guarantee obligation or other liability or security interest is or becomes illegal.

“Excluded MOCL EBITDA” means, for any period, the portion of Consolidated EBITDA attributable to the Excluded MOCL Entities.

“Excluded MOCL Entities” means the collective reference to MOCL and each of its direct and indirect subsidiaries.

CREDIT AGREEMENT

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Company under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f), and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of November 17, 2022 among the Company, Expro-Intl. and MOCL, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and agents party thereto, as amended, amended and restated, supplemented or otherwise modified prior to the Effective Date.

“Existing Letter of Credit” means each letter of credit issued prior to the Effective Date by a Person that is an Issuing Bank and listed on Schedule 2.05.

“Existing Notes” means, collectively, (a) the 5.875% Notes due 2027, issued by the Company pursuant to the fifth supplement to the 2012 Indenture (the “2027 Notes”), (b) the 6.375% Notes due 2028, issued by the Company pursuant to the sixth supplement to the 2012 Indenture (the “2028 Notes”), (c) the 7.050% Notes due 2029, issued by the Company pursuant to the first supplement to the 1999 Indenture (the “2029 Notes”), and (d) the 5.125% Notes due 2042, issued by the Company pursuant to the second supplement to the 2012 Indenture (the “2042 Notes”), in each case outstanding as of the Effective Date.

“Expro-Intl.” has the meaning assigned to such term in the preliminary paragraph of this Agreement.

“Expro-USA” means Murphy Exploration & Production Company – USA, a Delaware corporation.

“Farm-In Agreement” shall mean an agreement whereby a Person agrees, among other things, to pay all or a share of the drilling, completion or other expenses of one or more wells or perform the drilling, completion or other operation on such well or wells as all or a part of the consideration provided in exchange for an ownership interest in an Oil and Gas Property.

“Farm-Out Agreement” shall mean a Farm-In Agreement, viewed from the standpoint of the party that grants to another party the right to earn an ownership interest in an Oil and Gas Property.

CREDIT AGREEMENT

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means each of (a) that certain Fee Letter dated as of September 19, 2024, by and among the Company and JPMorgan Chase Bank, N.A., (b) that certain Fee Letter dated as of September 19, 2024 by and among the Company and BofA Securities, Inc., Bank of America, N.A., Capital One, National Association, MUFG Bank, Ltd., Scotiabank, Regions Bank and Regions Capital Markets, a Division of Regions Bank and (c) any other fee letter between the Company and any Lender.

“Financial Covenant” means (a) prior to the Investment Grade Rating Date, each of the Consolidated Leverage Ratio covenant set forth in Section 6. 14(a)(i) and the Consolidated Interest Coverage Ratio covenant set forth in Section 6. 14(a)(ii) and (b) from and after the Investment Grade Rating Date, the ratio of Consolidated Total Debt to Consolidated Total Capitalization covenant set forth in Section 6.14(b).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. The term “Financial Officer” without reference to a Person shall mean a Financial Officer of the Company.

“Fitch” means Fitch Ratings Inc. and any successor thereto that is a nationally recognized rating agency.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate. For the avoidance of doubt the initial Floor for the Adjusted Term SOFR Rate shall be 0.00%.

“Foreign Lender” means (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary of the Company other than a Domestic Subsidiary.

CREDIT AGREEMENT

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” when used as a verb to refer to the act of guaranteeing any Indebtedness or other obligations of a Person (for example, as such term is used in the phrase “no Subsidiary shall Guarantee any Indebtedness”) has a correlative meaning thereto.

“Guaranteed Cash Management Agreement” means any Cash Management Agreement between any Borrower or any Subsidiary and any Person that entered into such Cash Management Agreement prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Cash Management Agreement in existence prior to the Effective Date), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Guaranteed Cash Management Provider”); provided that, for the avoidance of doubt, the term “Guaranteed Cash Management Agreement” shall not include any Cash Management Agreement or transactions under any Cash Management Agreement entered into after the time that such Guaranteed Cash Management Provider ceases to be a Lender or an Affiliate of a Lender.

“Guaranteed Cash Management Obligations” means any and all amounts and other obligations owing by any Borrower or any Subsidiary to any Guaranteed Cash Management Provider under any Guaranteed Cash Management Agreement (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)).

CREDIT AGREEMENT

“Guaranteed Cash Management Provider” has the meaning assigned to such term in the definition of Guaranteed Cash Management Agreement.

“Guaranteed Exiting Lender Hedging Party” means any Person that (a) constitutes a “Guaranteed Hedging Party” as such term is defined in the Existing Credit Agreement as in effect immediately prior to the Effective Date and (b) is not a Lender (or an Affiliate of a Lender) under this Agreement on the Effective Date.

“Guaranteed Exiting Lender Hedging Agreement” means any Hedging Agreement between any Borrower or any Subsidiary and any Guaranteed Exiting Lender Hedging Party that (a) was entered into prior to the Effective Date and (b) is outstanding on the Effective Date (without giving effect to any amendments, modifications or supplements thereto entered into after the Effective Date); provided that, for the avoidance of doubt, the term “Guaranteed Exiting Lender Hedging Agreement” shall not include any Hedging Agreement or transactions under any Hedging Agreement entered into on or after the Effective Date.

“Guaranteed Hedging Agreement” means (a) any Hedging Agreement between any Borrower or any Subsidiary and any Person that entered into such Hedging Agreement prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Hedging Agreement in existence prior to the Effective Date), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Guaranteed Lender Hedging Party”); provided that, for the avoidance of doubt, the term “Guaranteed Hedging Agreement” shall not include any Hedging Agreement or transactions under any Hedging Agreement entered into after the time that such Guaranteed Hedging Party ceases to be a Lender or an Affiliate of a Lender; and (b) any Guaranteed Exiting Lender Hedging Agreement.

“Guaranteed Hedging Obligations” means any and all amounts and other obligations owing to any Guaranteed Hedging Party under any and all Guaranteed Hedging Agreements (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)); provided that the Guaranteed Hedging Obligations shall not, in any event, include any Excluded Guaranteed Hedging Obligation.

“Guaranteed Hedging Party” means any Guaranteed Lender Hedging Party or, solely with respect any Guaranteed Exiting Lender Hedging Agreement to which it is party, any Guaranteed Exiting Lender Hedging Party.

“Guaranteed Lender Hedging Party” has the meaning assigned to such term in the definition of Guaranteed Hedging Agreement.

“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Guaranteed Cash Management Providers and the Guaranteed Hedging Parties, and “Guaranteed Party” means any of them individually.

CREDIT AGREEMENT

“Guarantors” means (a) the Company and (b) each Subsidiary that is a party to a Guaranty Agreement as a “Guarantor” (as such term is defined in such Guaranty) and guarantees the Obligations (including pursuant to Section 4.01 and Section 5.12).

“Guaranty Agreement” means (a) in the case of the Company, each Domestic Subsidiary and each Canadian Subsidiary, the Guaranty Agreement executed by the Guarantors in substantially the form of Exhibit E, and (b) in the case of any Foreign Subsidiary other than a Canadian Subsidiary, a guaranty agreement, in form and substance satisfactory to the Administrative Agent (in each case, with such changes thereto as determined by the Administrative Agent as shall be advisable under the laws of the jurisdiction in which such Person is organized or in which its assets are located), unconditionally guarantying, on a joint and several basis, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic” or words of similar import pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act); provided that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries or (ii) no agreement for the physical purchase and sale of any commodity shall be a “Hedging Agreement”.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Company and/or its Subsidiaries, as the context requires.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by or pursuant to bonds, debentures, notes, bankers’ acceptances, or other similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding those from time to time incurred in

CREDIT AGREEMENT

the ordinary course of business which are not greater than 60 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person under Synthetic Leases, (g) all obligations, contingent or otherwise, of such Person as account party under all letters of credit and letters of guaranty, and including, for the avoidance of doubt, all reimbursement obligations of such Person in respect of surety bonds and similar instruments issued for the account of such Person, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of the property securing such obligations, (i) all Guarantees by such Person of Indebtedness (as defined in other clauses of this definition) of others, (j) all obligations of such Person to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business, (k) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (1) all obligations of such Person in respect of Disqualified Capital Stock; provided that notwithstanding the foregoing, Indebtedness shall exclude (i) the contractual carry of a portion of the development costs of Athabasca Oil Corporation’s interest in the Kaybob Duvernay lands in an aggregate amount not to exceed $171,000,000, (ii) the obligations of Expro-USA to make capital contributions to the Permitted JV under Section 4.4(e) of the Permitted JV LLC Agreement and (iii) unsecured contingent obligations under surety bonds and similar instruments issued for the account of the Company or any Subsidiary so long as (A) no Subsidiary is liable for any reimbursement or other payment obligations in respect thereof and (B) such obligations are not subject to any Guarantee or other form of credit support by any Subsidiary.

“Incorporated Provision” has the meaning assigned to such term in Section 5.16(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Institution” has the meaning assigned to it in Section 10.04(b).

“Information” has the meaning set forth in Section 10.12.

“Interest Election Request” means a request by the Company on behalf of itself, Expro-Intl. or MOCL to convert or continue a Borrowing in accordance with Section 2.07.

CREDIT AGREEMENT

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as applied to any Person, any direct or indirect (a) acquisition (whether for cash, Property, services or securities or otherwise, and including pursuant to any merger or consolidation with any Person) by such Person of Equity Interests in any other Person, (b) capital contribution or other investment by such Person to or in any other Person, (c) loan or advance made by such Person to any other Person, (d) assumption, purchase or other acquisition by such Person of any Indebtedness of any other Person, (e) Guarantee by such Person of Indebtedness of any other Person, or (f) purchase or other acquisition (in one transaction or a series of transactions) by such Person of any assets of any other Person constituting a business unit.

“Investment Grade Rating” means (a) a rating established by S&P for the Index Debt of BBB- or higher; (b) a rating established by Moody’s for the Index Debt of Baa3 or higher; or (c) a rating established by Fitch for the Index Debt of BBB- or higher.

“Investment Grade Rating Date” means the first date on which the Company obtains either (a) an Investment Grade Rating from one of Moody’s or S&P; or (b) an Investment Grade Rating from one of Moody’s or S&P and a rating of One Notch Below Investment Grade from the other two Rating Agencies.

“IRS” means the United States Internal Revenue Service.

CREDIT AGREEMENT

“Issuing Bank” means (a) each of (i) JPMorgan Chase Bank, N.A., (ii) Bank of America, N.A, (iii) Capital One, National Association, (iv) MUFG Bank, Ltd. (v) Scotiabank and (vi) Regions Bank, and (b) any other Lender acceptable to the Administrative Agent and the Company that has agreed in its sole discretion to become an Issuing Bank hereunder pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, in each case, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) (in the case of each of clauses (a) and (b), through itself or through one of its designated affiliates or branch offices). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“Junior Indebtedness” means, collectively, (a) each of the Existing Notes, (b) any Indebtedness that is incurred in exchange for, or the proceeds of which are used to extend, refinance, replace, defease, discharge, refund or otherwise retire for value any Existing Notes and (c) any Indebtedness that is subordinated in right of payment to the Obligations.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. The LC Exposure of any Issuing Bank at any time shall be the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (b) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“Lead Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., Capital One, National Association, MUFG Bank, Ltd., Scotiabank and Regions Capital Markets, a Division of Regions Bank, in their respective capacities as co-lead arrangers and joint bookrunners hereunder.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to it in Section 10.03(d).

“Lenders” means (a) the Persons listed on Schedule 2.01 and (b) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and shall include each Existing Letter of Credit. The term “Letter of Credit” shall also include any bank guarantee issued pursuant to this Agreement that is denominated in a Designated Currency, to the extent the applicable Issuing Bank agrees, in its sole discretion, to issue such bank guarantee.

CREDIT AGREEMENT

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of the Letter of Credit Commitment (a) for each of (i) JPMorgan Chase Bank, N.A., (ii) Bank of America, N.A., (iii) Capital One, National Association, (iv) MUFG Bank, Ltd., (v) Scotiabank and (vi) Regions Bank, is $30,000,000, and (b) for any other Lender that is an Issuing Bank, is the amount agreed to in writing by such Issuing Bank as its Letter of Credit Commitment hereunder; or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent; provided that the Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Company, and notified to the Administrative Agent; provided further that the total Letter of Credit Commitments shall not exceed $250,000,000.

“Leverage Ratio Ex-MOCL” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA Ex-MOCL for the period of four consecutive fiscal quarters ending on such day.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidate” means, with respect to any Hedging Agreement, (a) the sale, assignment, novation, unwind or termination of all or any part of such Hedging Agreement or (b) the creation of an offsetting position against all or any part of such Hedging Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Letter of Credit and any applications or agreements relating thereto, any promissory notes issued by the Borrowers under this Agreement, each Guaranty Agreement, each Fee Letter, any certificate required to be delivered under this Agreement or any other Loan Document by or on behalf of the Company or any of the Subsidiaries, and any agreements entered into in connection herewith by any Borrower or any other Loan Party with or in favor of the Administrative Agent and/or the Lenders, including any amendments, modifications or supplements thereto or waivers thereof, and any other documents prepared in connection with the other Loan Documents, if any.

“Loan Parties” means each Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

CREDIT AGREEMENT

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and any Project Financing), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $75,000,000, For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, (a) Expro-USA, (b) Expro-Intl., (c) MOCL, (d) Murphy Exploration & Production Company, (e) Canam and (f) as of any date of determination, any other Subsidiary which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), contributed greater than (i) five percent of Consolidated EBITDA for such period or (ii) five percent of Consolidated Total Assets as of the last day of such period; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Subsidiaries that are not Material Subsidiaries exceeds ten percent of Consolidated EBITDA for any such period or ten percent of Consolidated Total Assets as of the last day of any such fiscal quarter, then the Company shall, pursuant to Section 5.01(d), designate in the Compliance Certificate required to be delivered for such fiscal quarter or fiscal year, as applicable, sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and upon the delivery of such Compliance Certificate to the Administrative Agent, such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries. In the event the Company fails to so designate sufficient additional Subsidiaries as “Material Subsidiaries” in the Compliance Certificate as aforesaid, the Administrative Agent may, by written notice to the Company, designate sufficient additional Subsidiaries as “Material Subsidiaries” on the Company’s behalf, whereupon such Subsidiaries shall constitute “Material Subsidiaries” for all purposes of this Agreement.

“Maturity Date” means October 7, 2029; provided that if such date is not a Business Day, then the “Maturity Date” shall be the Business Day immediately preceding such date; provided further that (a) if on June 1, 2027 (the “2027 Notes Springing Maturity Date”), the outstanding principal amount of the 2027 Notes exceeds $50,000,000 in the aggregate, then the Maturity Date shall be the 2027 Notes Springing Maturity Date, (b) if on January 15, 2028 (the “2028 Notes Springing Maturity Date”), the outstanding principal amount of the 2028 Notes exceeds $50,000,000 in the aggregate, then the Maturity Date shall be the 2028 Notes Springing Maturity Date and (c) if on November 1,2028 (the “2029 Notes Springing Maturity Date”), the outstanding principal amount of the 2029 Notes exceeds $50,000,000 in the aggregate, then the Maturity Date shall be the 2029 Notes Springing Maturity Date.

CREDIT AGREEMENT

“Maximum Rate” has the meaning set forth in Section 10.14.

“MOCL” has the meaning assigned to such term in the preliminary paragraph of this Agreement.

“MOCL Guarantee Trigger Event” means, at any time after the Effective Date, the occurrence of any of the following events: (i) the Total Credit Exposure (excluding any LC Exposure) exceeds $650,000,000 at any time (provided that no such MOCL Guarantee Trigger Event shall occur pursuant to this clause (i) to the extent that all outstanding Total Credit Exposure (excluding any LC Exposure) is attributable to Borrowings made to MOCL) or (ii) the Leverage Ratio Ex-MOCL as of the last day of any fiscal quarter exceeds 3.25 to 1.00.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Multiemployer Plan” means a multiernployer plan as defined in Section 4001(a)(3) of ERISA.

“Murphy Exploration & Production Company” means Murphy Exploration & Production Company, a Delaware corporation

“Murphy Family” means (a) the C.H. Murphy Family Investments Limited Partnership, (b) the Estate of C.H. Murphy, Jr., and (c) siblings of the late C.H. Murphy, Jr. and his and their respective Immediate Family. For purposes of this definition, “Immediate Family” of a person means such person’s spouse, children, siblings, mother-in-law and father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.

“New Lender” has the meaning assigned to such term in Section 2.20(a).

“Notice of Commitment Increase” has the meaning assigned to such term in Section 2.20(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

CREDIT AGREEMENT

“Obligations” means (a) any and all amounts owing or to be owing by any Borrower, any Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, the Issuing Banks, any Lender or any Related Party of any of the foregoing under any Loan Document; (b) all Guaranteed Hedging Obligations; (c) all Guaranteed Cash Management Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above, Without limitation of the foregoing, the term “Obligations” shall include the unpaid principal of and interest on the Loans and the LC Exposure (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and the LC Exposure and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any of its Subsidiaries or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations (including, without limitation, to reimburse LC Disbursements), obligations to post cash collateral in respect of Letters of Credit, payments in respect of an early termination of Guaranteed Hedging Obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of any Borrower, any Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement, the other Loan Documents, any Guaranteed Hedging Agreement or any Guaranteed Cash Management Agreement; provided that the definition of Obligation shall exclude any Excluded Guaranteed Hedging Obligation.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Company and/or its Subsidiaries, as the context requires.

CREDIT AGREEMENT

“One Notch Below Investment Grade” means (a) a rating established by S&P for the Index Debt of BB+; (b) a rating established by Moody’s for the Index Debt of Bal; or (c) a rating established by Fitch for the Index Debt of BB+.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, enforced this Agreement or any other Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or this Agreement or any other Loan Document).

“Other Debt Agreement” means any agreement, instrument or other document governing any Indebtedness for borrowed money of the Company or any Subsidiary (other than intercompany Indebtedness) in an aggregate principal amount exceeding $20,000,000 (with committed but unutilized amounts under such Other Debt Agreement being deemed fully drawn for purposes of measuring such threshold).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning set forth in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“Patriot Act” means the USA PATRIOT Act of 2001, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Payment” has the meaning assigned to it in Section 9.02(a).

“Payment Notice” has the meaning assigned to it in Section 9.02(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

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“Permitted Encumbrances” means:

(a) Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP (or in the case of any Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction), or for property taxes on property that the Company or any Subsidiary has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(b) Liens in respect of property or assets of the Company or any of the Subsidiaries imposed by law, such as landlords’, sublandlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and secure obligations that are not overdue by more than 60 days or which are being contested in good faith by appropriate proceedings;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) easements, rights-of-way, restrictive covenants, licenses, restrictions (including zoning restrictions), minor title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights-of-way or other property of the Company or its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(f) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(g) Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

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(h) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(i) judgment liens in respect of judgments that to do not constitute an Event of Default under Section 7.01(k);

(j) (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such lease and (ii) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense entered into by the Company or any Subsidiary in the ordinary course of business or otherwise permitted by this Agreement and not securing Indebtedness;

(k) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, Farm-Out Agreements, Farm-In Agreements, division orders, contracts for the sale, gathering, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual or customary in the Oil and Gas Business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by any Borrower or any Subsidiary;

(l) Liens on pipelines, pipeline facilities and other midstream assets or facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business and incidental to the exploration, development, operation and maintenance of Oil and Gas Properties;

(m) Liens on equipment of the Company or any Subsidiary granted in the ordinary course of business to the Company’s or such Subsidiary’s client at which such equipment is located;

(n) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by a Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens created in the ordinary course of business on deposits to secure liability for premiums to insurance carriers or securing insurance premium financing arrangements;

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(q) Liens arising in connection with conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company and the Subsidiaries in the ordinary course of business permitted by this Agreement, purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

(r) purported Liens evidenced by the filing of precautionary financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(s) trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse such trustee of its expenses and to indemnify such trustee under the terms of such indenture; and

(t) Liens on property or assets of the Company or any Subsidiary consisting of marine Liens provided for in Title XI of the Merchant Marine Act of 1936 or foreign equivalents;

(u) operating leases, licenses, subleases or sublicenses granted to others not (i) interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole, or (ii) securing any indebtedness;

(v) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole; and

(w) any encumbrance or restriction, including any options, put and call arrangements, rights of first refusal and similar rights, set forth in the Permitted JV LLC Agreement;

provided that the term “Permitted Encumbrances” shall not, in any event, include any Lien securing Indebtedness.

“Permitted Investments” means: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) any evidence of Indebtedness issued, guaranteed or insured by the government of Canada or any province or territory thereof, and having terms to maturity of not more than three hundred sixty (360) days from the date of acquisition; (e) fully collateralized repurchase agreements with a term

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of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted JV” means MP Gulf of Mexico, LLC, a Delaware limited liability company.

“Permitted JV Agreements” means (i) the Permitted N Contribution Agreement, (ii) the Permitted JV MEPU Conveyance, (iii) the Permitted JV Units Conveyance, (iv) the Permitted JV LLC Agreement, (v) the Permitted JV LLC Formation Document and (vi) the Permitted JV MSA.

“Permitted JV Closing Date” means the date on which the Closing (as defined in the Permitted N Contribution Agreement) shall have occurred in accordance with the terms of the Permitted JV Contribution Agreement.

“Permitted JV Contribution Agreement” means that certain Contribution and Acquisition Agreement, dated as of October 10, 2018, by and among Expro-USA, Petrobras America Inc. and the Permitted JV.

“Permitted JV LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Permitted JV, to be dated as of the Permitted JV Closing Date, in the form attached as Exhibit F to the Permitted JV Contribution Agreement.

“Permitted JV LLC Formation Document” means the “LLC Formation Document” as defined in the Permitted JV Contribution Agreement.

“Permitted JV MEPU Conveyance” means the “MEPU Conveyance” as defined in the Contribution Agreement.

“Permitted JV MSA” means the “Master Services Agreement” as defined in the Permitted JV Contribution Agreement.

“Permitted JV Units Conveyance” means the “Units Conveyance” as defined in the Contribution Agreement.

“Permitted Liens” means any Lien permitted to remain outstanding pursuant to Section 6.03.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

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“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Project Financing” means any Indebtedness that is incurred to finance or refinance the acquisItion, improvement, installation, design, engineering, construction, development, completion, maintenance, operation, securitization or monetization, in respect of all or any portion of any project, any group of projects, or any asset related thereto, and any guaranty with respect thereto, other than such portion of such Indebtedness or guaranty that expressly provides for direct recourse to the Company or any of its Subsidiaries (other than a Project Financing Subsidiary) or any of their respective property other than recourse to the equity in, Indebtedness or other obligations of, or properties of, one or more Project Financing Subsidiaries; provided however, that support such as limited guaranties or obligations to provide or guaranty equity contributions or to make subordinated loans shall not be considered direct recourse for the purpose of this definition.

“Project Financing Subsidiary” means any Subsidiary of the Company whose principal purpose is to incur Project Financing or to become a direct or indirect partner, member or other equity participant or owner in a Person so created, and substantially all the assets of such Subsidiary are limited to (i) those assets for which the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance, operation, securitization or monetization is being financed in whole or in part by one or more Project Financings, or (ii) the equity in, Indebtedness or other obligations of, one or more other such Subsidiaries or Persons.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Non-Producing Oil and Gas Properties” means all Oil and Gas Properties which constitute proved developed non-producing reserves as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

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“Proved Oil and Gas Properties” means, collectively, Proved Producing Oil and Gas Properties, Proved Non-Producing Oil and Gas Properties and Proved Undeveloped Oil and Gas Properties.

“Proved Producing Oil and Gas Properties” means all Oil and Gas Properties which constitute proved developed producing reserves as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Undeveloped Oil and Gas Properties” means all Oil and Gas Properties which constitute proved undeveloped reserves as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“OFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“OFC Credit Support” has the meaning assigned to it in Section 10.21.

“Rating Agency” means each of Moody’s, S&P and Fitch.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redemption” means, with respect to any Indebtedness, the redemption, purchase, defeasance, prepayment or other acquisition or retirement for value of such Indebtedness. The term “Redeem” has a meaning correlative thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 10.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

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“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Required Lenders” means, subject to Section 2.19, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Credit Exposures and unused Commitments at such time.

“Required Subsidiary Guarantor” means, as of any date of determination, each Domestic Subsidiary which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), contributed greater than (a) ten percent of Consolidated EBITDA Ex-Canam for such period or (b) ten percent of Consolidated Total Assets Ex-Canam as of the last day of such period; provided that, if at any time the aggregate amount of Consolidated EBITDA Ex-Canam or Consolidated Total Assets Ex-Canam attributable to all Subsidiaries that are not Guarantors exceeds fifteen percent of Consolidated EBITDA Ex-Canam for any such period or fifteen percent of Consolidated Total Assets Ex-Canam as of the last day of any such fiscal quarter, then the Company shall, pursuant to Section 5.01(d), designate in the Compliance Certificate required to be delivered for such fiscal quarter or fiscal year, as applicable, sufficient Subsidiaries, whether Domestic Subsidiaries, Foreign Subsidiaries or a combination thereof, as “Required Subsidiary Guarantors” to eliminate such excess, and upon the delivery of such Compliance Certificate to the Administrative Agent, such designated Subsidiaries shall for all purposes of this Agreement constitute Required Subsidiary Guarantors and each shall be required to become a Guarantor pursuant to Section 5.12. In the event that the Company fails to designate sufficient additional Subsidiaries as “Required Subsidiary Guarantors” in the Compliance Certificate as aforesaid, the Administrative Agent may, by written notice to the Company, designate sufficient Subsidiaries, whether Domestic Subsidiaries, Foreign Subsidiaries or a combination thereof, as “Required Subsidiary Guarantors” on the Company’s behalf, to eliminate such excess, and upon delivery of such written notice to the Company, such designated Subsidiaries shall for all purposes of this Agreement constitute Required Subsidiary Guarantors and each shall be required to become a Guarantor pursuant to Section 5.12. Notwithstanding the foregoing, the Permitted N shall not constitute a “Required Subsidiary Guarantor” for any purposes hereunder or any other Loan Documents.

“Reserve Report” means each report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or, to the extent required by Section 5.10, July 1st, the Proved Oil and Gas Properties of the Company and the Subsidiaries, together with a projection of the rate of production and future net income, Taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions and discount rate consistent with the Administrative Agent’s lending requirements at the time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

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“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Company.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Revolving Loan” means a Loan made pursuant to Section 2.0l(i).

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Rating Services, a division of S&P Global Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of any Property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, the non-government controlled areas of Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the Government of Canada, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, or any other jurisdiction applicable to the Company, any other Borrower or any of their respective Subsidiaries from time to time, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the Government of Canada, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or any other jurisdiction applicable to the Company, any other Borrower or any of their respective Subsidiaries from time to time.

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“Securities Account” has the meaning assigned to such term in the UCC.

“SEC” means the Securities and Exchange Commission of the United States of America or any successor Governmental Authority.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, in reference to any Person, (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities (subordinated, contingent or otherwise); (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities (subordinated, contingent or otherwise), as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities (subordinated, contingent or otherwise), as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Subject Senior Notes Refinancing” means (a) the issuance by the Company of senior notes and receipt by the Company of at least $550,000,000 in net cash proceeds thereunder and (b) the application of such net cash proceeds to a tender offer for the repayment of the 2027 Notes, the 2028 Notes and the 2029 Notes.

“Subordinated Intercompany Note” means a Subordinated Intercompany Note substantially in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other

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corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company,

“Subsidiary Guarantor” means any Subsidiary that is a Guarantor.

“Supported QFC” has the meaning assigned to it in Section 10.21.

“Surplus Inventory” means equipment of the Company or any Subsidiary, which the Company has determined in good faith (a) represents surplus equipment that is not necessary in the conduct of the exploration and production business of the Company and its Subsidiaries or (b) is obsolete or worn-out and no longer used or usable in its business.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income Taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination, an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

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“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U. S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Credit Exposure” means, at any time, the sum of the outstanding principal amount of all Lenders’ Revolving Loans and their LC Exposure at such time.

“Transactions” means (a) the execution, delivery and performance by each Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder and (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of the Guaranty Agreement to which it is a party and each other Loan Document to which it is a party, and its Guarantee of the Obligations.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means, as of any date of determination, cash or Permitted Investments of the Company or any of the Guarantors that are (i) Domestic Subsidiaries or (ii) Canadian Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company or any of such Guarantors on such date (it being understood that cash or Permitted Investments subject to a control agreement in favor of any Person other than the Administrative Agent or any Lender shall be deemed ‘‘restricted’’, and cash or Permitted Investments restricted in favor of the Administrative Agent or any Lender shall be deemed not ‘‘restricted’’), but only to the extent that such cash and Permitted Investments are held in accounts with financial institutions in any jurisdiction located within the United States of America or Canada.

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“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.21.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(iii).

“Voting Stock” shall mean, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors (or similar relevant governing body) of such Person.

“Wholly-Owned” means, with respect to a subsidiary of any Person, that all of the Equity Interests of such subsidiary are, directly or indirectly, owned or controlled by such Person and/or one or more of its Wholly-Owned subsidiaries (except for directors’ qualifying shares or other shares required by applicable law to be owned by a Person other than such Person and/or one or more of its Wholly-Owned subsidiaries).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”, an “ABR Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”, an “ABR Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).

CREDIT AGREEMENT

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase ‘‘without limitation”. The word ‘‘will’’ shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company, on behalf of the Borrowers, requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) any lease that would have been characterized as an operating lease in accordance with GAAP prior to the date of the Company’s adoption of ASC 842 (whether or not such lease was in effect on such date) shall not be a Capital Lease, and any such lease shall be, for all purposes of this Agreement, treated as though it were reflected on the Company’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to the Company’s adoption of ASC 842 and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.

CREDIT AGREEMENT

Section 1.05 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Dollar Equivalent of the LC Exposure (and including any proposed Letter of Credit to be issued, amended, extended or renewed as of such date, as applicable, in the case of the following clauses (i) and (ii)): (i) as of the date of the commencement of the initial Interest Period of any Borrowing and as of the date of the commencement of each subsequent Interest Period therefor (including on the date of conversion or continuation of any Borrowing); (ii) as of the date any Borrowing Request is submitted hereunder; (iii) as of the date of any Borrowing or the date that any Letter of Credit is issued, amended, extended or renewed; (iv) as of the date of any termination or reduction of the Commitments or any Letter of Credit Commitment; (v) as of the first Business Day of each calendar month; and (vi) during the continuation of an Event of Default, on any Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders. Except as expressly provided in the last sentence of Section 2.11( d), each such amount shall be the Dollar Equivalent of the LC Exposure until the next required calculation thereof pursuant to this Section 1.05(a). Each day upon or as of which the Administrative Agent determines the Dollar Equivalent of any amount as described in this Section 1.05(a) is herein referred to as a “Computation Date”.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Company’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.06 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to any Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

CREDIT AGREEMENT

Section 1.07 Letters of Credit. With respect to any Letter of Credit that by its terms provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. Except as expressly provided in the last sentence of Section 2.11(d), for the purpose of determining LC Exposure hereunder, the undrawn amount of any Letter of Credit denominated in a Designated Currency or the amount of any unreimbursed LC Disbursement in respect of any Letter of Credit denominated in a Designated Currency shall, as of any date, be determined by reference to the Dollar Equivalent of such amount as of the most recent Computation Date pursuant to Section 1.05. For all purposes of this Agreement, unless otherwise agreed to in a letter of credit application between a Borrower and an Issuing Bank with respect to a Letter of Credit issued by such Issuing Bank, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of each Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

Section 1.08 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the Total Credit Exposure exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and re-borrow Revolving Loans.

CREDIT AGREEMENT

Section 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Company, on behalf of itself, Expro-IntI. or MOCL, may request in accordance herewith, and each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Term Benchmark Borrowings or RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Company, on behalf of itself, Expro-Intl. or MOCL, shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company shall notify the Administrative Agent of such request by telephone (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Company; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the applicable Borrower and the aggregate amount of the requested Borrowing;

CREDIT AGREEMENT

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Borrower is specified, the Company shall be the applicable Borrower. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 [Reserved].

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in dollars or in any Designated Currency from any Issuing Bank, with any Borrower as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period; provided that there shall not at any time be more than a total of twenty (20) Letters of Credit outstanding. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company (on behalf of itself, Expro-Intl. or MOCL) to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (iii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

CREDIT AGREEMENT

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit by any Issuing Bank (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by such Issuing Bank) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, whether such Letter of Credit is to be dollar-denominated or denominated in a Designated Currency (it being understood that if no denomination is specified, the Letter of Credit shall be dollar-denominated) the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Company, Expro-Intl. or MOCL, as applicable, also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (determined by reference to the Dollar Equivalent of Letters of Credit denominated in a Designated Currency on the date of such issuance, amendment, renewal or extension of such Letter of Credit): (i) the LC Exposure shall not exceed $250,000,000, (ii) no Lender’s Credit Exposure shall exceed its Commitment, (iii) the Total Credit Exposure shall not exceed the total Commitments and (iv) the LC Exposure of any Issuing Bank shall not exceed its Letter of Credit Commitment. The Company may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Company shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

Notwithstanding anything herein to the contrary, no Issuing Bank shall be under any obligation to issue, amend or extend any Letter of Credit in any Designated Currency if (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing, amending or extending such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it; (y) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of the Issuing Bank generally applicable to letters of credit generally or (z) such Issuing Bank does not generally issue, or is otherwise incapable of issuing, Letters of Credit in the Designated Currency requested by the applicable Borrower.

CREDIT AGREEMENT

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension; provided that, to the extent such date would extend beyond the date referred to in the immediately succeeding clause (c)(ii), such Letter of Credit shall, concurrently with, or prior to, the effectiveness of such issuance, renewal or extension (as applicable), be cash collateralized in a manner (and in such amount) acceptable to the applicable Issuing Bank in its sole discretion) and (ii) subject to the parenthetical in the immediately preceding clause (i), the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank that issues a Letter of Credit hereunder, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit in accordance with this Agreement or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent, in the currency in which such Letter of Credit is denominated (except as specified below), an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, in the case of an LC Disbursement in respect of a Letter of Credit, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount (with respect to Letters of Credit denominated in dollars) or in the Dollar Equivalent on such date (as determined by the applicable Issuing Bank) of the amount of the LC Disbursement (with respect to Letters of Credit denominated in any Designated Currency), as applicable, and to the extent so financed, the applicable Borrower’s obligation to

CREDIT AGREEMENT

make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. Notwithstanding the foregoing, any Issuing Bank may, at its option, specify in the applicable notice of LC Disbursement that such Issuing Bank will require reimbursements in dollars, in which case the applicable Borrower agrees to reimburse such Issuing Bank in dollars; provided that the applicable Issuing Bank shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement (and the Dollar Equivalent thereof), the payment then due from the applicable Borrower (and the Dollar Equivalent thereof) in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent in dollars its Applicable Percentage of the Dollar Equivalent of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the relevant exchange rates or in the availability of the relevant Designated Currency to the applicable Borrower or the other Loan Parties or in the relevant currency markets generally; or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any

CREDIT AGREEMENT

Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by a Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Loans (or in the case such LC Disbursement is denominated in any Designated Currency, a rate per annum determined by such Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate at such time used to determine interest applicable to Term Benchmark Loans) and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

CREDIT AGREEMENT

(i) Replacement and Resignation of an Issuing Bank.

(i) Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon 30 days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.05(i)(i).

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure of all Lenders at such time) demanding that the Borrowers cash collateralize the outstanding LC Exposure pursuant to this paragraph, (ii) any Borrower is required to cash collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 2.10(c) or cash collateralize outstanding Letters of Credit pursuant to Section 2.10(d), or (iii) any Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Section 2.19, then the applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash (in the applicable currency) equal to such LC Exposure or the excess attributable to such LC Exposure, as the case may be, as of such date, in each case, plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the applicable Borrower under this Agreement. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event

CREDIT AGREEMENT

of Default or pursuant to Section 2.19 as the result of a Defaulting Lender, and the Borrowers are not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 2.10(c), then such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three Business Days after all Events of Default have been cured or waived or the events giving rise to such cash collateralization pursuant to Section 2.19 have been satisfied or resolved.

(k) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the applicable Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the applicable Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Existing Letters of Credit. On the Effective Date, each of the letters of credit listed on Schedule 2.05 shall be deemed to have been issued as Letters of Credit under this Agreement by the Issuing Bank specified for such Letter of Credit on Schedule 2.05, without payment of any fees otherwise due upon the issuance of a Letter of Credit, and such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation, to the extent of such Lender’s Applicable Percentage, in such Letter of Credit.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the funds so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent in New York City and designated by the Company in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable

CREDIT AGREEMENT

Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Company; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

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(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(v) If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Company fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each RFR Borrowing shall be converted to an ABR Borrowing on the last day of the calendar month.

Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Credit Exposure would exceed the total Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

CREDIT AGREEMENT

Section 2.09 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from a Borrower for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered not, to such payee and its registered assigns).

Section 2.10 Prepayment of Loans. (a) Subject to any breakage costs payable pursuant to Section 2.15, each Borrower shall have the right at any time and from time to time to prepay any Borrowing made to it in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section 2.10.

(b) The Company, on behalf of itself, Expro-Intl. or MOCL, shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment pursuant to Section 2.10(a), (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof;

CREDIT AGREEMENT

provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and breakage costs to the extent required by Section 2.15.

(c) If at any time (including, without limitation, on any Computation Date) the Total Credit Exposure exceeds the total Commitments of all Lenders at such time, then, the Borrowers shall, without notice or demand, immediately (i) prepay the Borrowings in an aggregate principal amount equal to such excess, and (ii) if any excess remains (or would remain) after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.05(j). Each prepayment of Borrowings pursuant to this Section 2.10(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments made pursuant to this Section 2.10(c) shall be accompanied by accrued interest to the extent required by Section 2.12 and breakage costs to the extent required by Section 2.15.

(d) If at any time (including, without limitation, on any Computation Date) the aggregate LC Exposure exceeds the sum of all Letter of Credit Commitments then in effect, the Borrowers shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.05(j), in an aggregate amount sufficient to eliminate such excess.

(e) Prior to the Investment Grade Rating Date, if upon the consummation of any Disposition pursuant to Section 6.11(c) (to the extent the fair market value of the Property subject to the Casualty Event exceeds $25,000,000) or Section 6.11(e), the Consolidated Leverage Ratio exceeds 2.75 to 1.00 (calculated on pro forma basis using (i) Consolidated Total Debt as of such day and (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b)), then, the Borrowers shall, without notice or demand, prepay the Borrowings in an aggregate amount necessary so that after giving effect to such prepayment, the Consolidated Leverage Ratio is less than or equal to 2.75 to 1.00 (calculated on pro forma basis as set forth above). Such prepayment shall be due on the date that is three Business Days after the date of the realization or receipt of the cash proceeds of such Disposition. Each prepayment of Borrowings pursuant to this Section 2.10(e) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments made pursuant to this Section 2.10(e) shall be accompanied by accrued interest to the extent required by Section 2.12 and breakage costs to the extent required by Section 2.15. Notwithstanding the foregoing, if any prepayment of Term Benchmark Borrowings is required to be made under this Section 2.05(e), prior to the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder with the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(e).

CREDIT AGREEMENT

Section 2.11 Fees. (a) The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the date on which the Commitments terminate (it being understood that LC Exposure shall constitute usage of the Commitments for purposes of this Section 2.11(a)).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.20% per annum on the average daily amount of the LC Exposure of such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure of such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit and other processing fees, and other standard costs and charges of such Issuing Bank relating to the Letters of Credit as from time to time in effect.

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to paragraph (b) above shall be payable within ten days after demand. Accrued commitment fees shall be payable in arrears on the fifteenth day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any fees accruing after the date on which the Commitments terminate shall be payable on demand. All fees payable hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid hereunder shall not be refundable under any circumstances. For purposes of calculating participation fees and fronting fees pursuant to Section 2.11(b), the amount of LC Exposure on any day shall be the Dollar Equivalent thereof on such day, determined using the Exchange Rate on the first Business Day of the calendar month in which such day falls.

CREDIT AGREEMENT

Section 2.12 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.12.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

CREDIT AGREEMENT

Section 2.13 Alternate Rate of Interest; Illegality. (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.13, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

CREDIT AGREEMENT

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any group of Lenders pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

CREDIT AGREEMENT

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) an RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) solely with respect to an any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 2.14 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank, or the applicable offshore market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

CREDIT AGREEMENT

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the applicable Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Break Funding Payments. (a) With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan

CREDIT AGREEMENT

other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 2.16 Payments Free of Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of a Loan Party or the Administrative Agent, as applicable) requires the deduction or withholding of any Tax from any such payment by a Loan Party or the Administrative Agent, as applicable, then such Loan Party or the Administrative Agent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

CREDIT AGREEMENT

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company, on behalf of itself, Expro-Intl. or MOCL, or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii) Without limiting the generality of the foregoing, in the event that the Company is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed IRS Form W -9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, an executed IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-l to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “ten percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-81MY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in u.s. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

CREDIT AGREEMENT

(D) if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for any Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

CREDIT AGREEMENT

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.17 Payments Generally: Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15 or 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute in like funds as those received any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as set forth in Section 2.05, all payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of

CREDIT AGREEMENT

this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(d), or (e), 2.06(b), 2.17(d) or 10.03(c) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such

Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

CREDIT AGREEMENT

(b) If (i) any Lender requests compensation under Section 2.14, (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, each Issuing Bank) which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that (A) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and such parties are participants), and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.19 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.11(a).

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02(c) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing

CREDIT AGREEMENT

by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

(d) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Credit Exposure to exceed its Commitment and (y) the conditions set forth in Section 4.02 are satisfied at such time;

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(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(vi) subject to Section 10.17, no reallocation pursuant to clause (i) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increase exposure following such reallocation; and

(e) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.19( d), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the Effective Date and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

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In the event that the Administrative Agent, the Company and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

Section 2.20 Commitment Increase.

(a) Subject to the terms and conditions set forth herein, the Company shall have the right from time to time to cause an increase in the total Commitments of the Lenders (a “Commitment Increase”) by adding to this Agreement one or more additional financial institutions that are not already Lenders hereunder (each, a “New Lender”) or by allowing one or more existing Lenders to increase their respective Commitments; provided that (i) both before and immediately after giving effect to such Commitment Increase, no Default or Event of Default shall have occurred and be continuing as of the effective date of such Commitment Increase (such date, the “Commitment Increase Date”), (ii) no such Commitment Increase shall be in an amount less than $10,000,000, (iii) the aggregate amount of all such Commitment Increases shall not exceed $300,000,000, and after giving effect to all such Commitment Increases, the total Commitments shall not exceed $1,500,000,000, (iv) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion) and (v) each New Lender and any increase in the Commitment of an existing Lender pursuant to any Commitment Increase shall be subject to the prior written consent of the Administrative Agent and each Issuing Bank (each such consent not to be unreasonably withheld or delayed).

(b) The Company shall provide the Administrative Agent with written notice (a “Notice of Commitment Increase”) of its intention to increase the total Commitments pursuant to this Section 2.20. Each such Notice of Commitment Increase shall specify (i) the proposed Commitment Increase Date, which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase, (ii) the amount of the requested Commitment Increase, (iii) as applicable, the identity of each New Lender and/or existing Lender that has agreed in writing to increase its Commitment hereunder, and (iv) the amount of the respective Commitments of the then existing Lenders and the New Lenders from and after the Commitment Increase Date.

(c) On any Commitment Increase Date, the Lenders shall purchase and assume (without recourse or warranty) from the other Lenders (i) Revolving Loans, to the extent that there are any Revolving Loans then outstanding, and (ii) undivided participation interests in any outstanding LC Exposure, in each case, to the extent necessary to ensure that after giving effect to the Commitment Increase, each Lender has outstanding Revolving Loans and participation

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interests in outstanding LC Exposure equal to its Applicable Percentage of the total Commitments. Each Lender shall make any payment required to be made by it pursuant to the preceding sentence via wire transfer to the Administrative Agent on the Commitment Increase Date. Each existing Lender shall be automatically deemed to have assigned any outstanding Revolving Loans on the Commitment Increase Date and the existing Lenders, each New Lender and the Borrowers each agree to take any further steps reasonably requested by the Administrative Agent, in each case to the extent deemed necessary by the Administrative Agent to effectuate the provisions of the preceding sentences, including, without limitation, the execution and delivery of one or more joinder or similar agreements.

(d) Each Commitment Increase shall become effective on the respective Commitment Increase Date and upon such effectiveness: (i) to the extent applicable, the Administrative Agent shall record in the Register each New Lender’s information as provided in the applicable Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be executed and delivered by each New Lender to the Administrative Agent on or before such Commitment Increase Date, (ii) Schedule 2.01 shall be amended and restated to set forth all Lenders (including any New Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which amended and restated Schedule 2.01 shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each New Lender) a copy of such amended and restated Schedule 2.01, and (iii) each New Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.

(e) As a condition precedent to any Commitment Increase, the Company shall deliver to the Administrative Agent (i) a certificate of a Responsible Officer of the Company dated as of the Commitment Increase Date certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such Commitment Increase and certifying that, before and after giving effect to such Commitment Increase, (A) the representations and warranties contained in this Agreement made by the Borrowers are true and correct on and as of the Commitment Increase Date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (B) no Default or Event of Default exists or will exist as of the Commitment Increase Date, and (ii) any legal opinions, certificates and/or other documents reasonably requested by the Administrative Agent in connection with the Commitment Increase.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

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Section 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or equivalent powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third Person (including holders of its Equity interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of any Borrower or any other Person), except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Material Subsidiaries or any order of any Governmental Authority, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than those third party approvals or consents which, if not made or obtained would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (c) will not violate or result in a default under the Existing Notes, any indenture pursuant to which any Existing Notes are issued or any other indenture, agreement or other instrument binding upon the Company or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Material Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Effect; No Default. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2023, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2024, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31,2023, there has been no change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries that, taken as a whole, has had or could reasonably be expected to have, a Material Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing.

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Section 3.05 Properties. (a) Each of the Company and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for (i) Liens permitted by Section 6.03 and (ii) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Prior to the Investment Grade Rating Date, except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Company and its Subsidiaries have been maintained, operated and developed in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Company and its Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Company or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Company or any Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Company or such Subsidiary. Prior to the Investment Grade Rating Date, all pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Company or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Company or any of its Subsidiaries, in a manner consistent with the Company’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 3.05(c) could not reasonably be expected to have a Material Adverse Effect).

Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

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Section 3.07 Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or will result from the execution and delivery of this Agreement or any of the other Loan Documents, or the making of the Loans hereunder.

Section 3.08 Investment Company Status. Neither the Company nor any Subsidiary Guarantor is required to register as an “investment company” under, the Investment Company Act of 1940, as amended.

Section 3.09 Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Neither the Company nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due.

Section 3.11 Disclosure.

(a) The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to

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projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Company and the Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Company and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b) As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12 Insurance. The Company has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Company and its Subsidiaries.

Section 3.13 Restriction on Subsidiary Distributions. Prior to the Investment Grade Rating Date, neither the Company nor any Subsidiary is a party to any agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict any Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to the Company or any Subsidiary, or restricts any Subsidiary from making loans or advances or transferring any Property to the Company or any Subsidiary, or which requires the consent of or notice to other Persons in connection therewith, except, in each case, for such restrictions permitted under Section 6.07.

Section 3.14 Subsidiaries. Except as disclosed to the Administrative Agent by the Company in writing from time to time after the Effective Date, which shall be a supplement to Schedule 3.14, (a) Schedule 3.14 sets forth (i) each Subsidiary’s name as listed in the public records of its jurisdiction of organization and jurisdiction of organization, and the location of its principal place of business and chief executive office and, as to each such Subsidiary, the percentage of each class of Equity Interests issued by such Subsidiary and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding and (ii) the identity of each (A) Material Subsidiary, (B) Subsidiary Guarantor, (C) Required Subsidiary Guarantor (and specifying the basis for such Person being a Required Subsidiary Guarantor, including whether such Required Subsidiary Guarantor has been designated as such pursuant to the proviso to the definition of Required Subsidiary Guarantor) and (D) Excluded Canam Entity. All of the outstanding shares or other Equity Interests of each such Subsidiary owned by the Company or any other Subsidiary are validly issued and outstanding and, to the extent applicable, fully paid and not assessable, and all such shares or other Equity Interests are owned, beneficially and of record, free and clear of all Liens other than restrictions on transfer imposed by applicable law (or, in respect of the Permitted JV, pursuant to the Permitted JV LLC

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Agreement). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Company or any Subsidiary, except as created by the Loan Documents and securities laws and other Liens permitted hereunder that arise by operation of law, or, in respect of the Permitted JV, pursuant to the Permitted JV Agreements.

Section 3.15 Solvency. (a) Each Borrower and each of their respective Subsidiaries is (in each case), and after giving effect to any extension of credit hereunder, will be (in each case), Solvent and (b) no Borrower nor any of their respective Subsidiaries intend to (i) be or become subject to a voluntary or involuntary case under any debtor relief law, (ii) make a general assignment for the benefit of creditors, or (iii) have a custodian, conservator, receiver or similar official appointed for any Borrower, any of their respective Subsidiaries or a substantial part of any Borrower’s assets, in each case within the next ten Business Days.

Section 3.16 Priority Status. None of the Company or any Subsidiary has taken any action which would cause the claims of unsecured creditors of the Company or of any other Subsidiary, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Liens), to have priority over any of the Obligations.

Section 3.17 Anti-Corruption Laws and Sanctions.

(a) Each Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Borrower and its Subsidiaries and to the knowledge of such Borrower its and its Subsidiaries’ officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Borrower being designated as a Sanctioned Person.

(b) None of (i) the Borrowers or any of their Subsidiaries, or to the knowledge of any Borrower or any Subsidiary, any of their respective directors, officers or employees, or (ii) to the knowledge of any Borrower, any agent of any Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

Section 3.18 Use of Proceeds. The proceeds of the Loans and the Letters of Credit will be used as permitted by Section 5.09. The Borrowers and the Subsidiaries are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning Regulation T, U or X of the Board).

Section 3.19 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

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ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. This Agreement shall not become effective until the date on which each of the following conditions precedent is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received (i) either (A) a counterpart of this Agreement signed on behalf of each Person party hereto or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page or signed signature pages with respect to this Agreement) that each such Person has signed a counterpart of this Agreement, (ii) either (A) a counterpart of the Guaranty Agreement signed on behalf of the Borrowers and each Required Subsidiary Guarantor or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page or signed signature pages with respect to this Agreement) that each such Person has signed a counterpart of the Guaranty Agreement and (iii) either (A) a counterpart of the Subordinated Intercompany Note signed on behalf of the Borrowers and each Subsidiary or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page or signed signature pages with respect to this Agreement) that each such Person has signed a counterpart of the Subordinated Intercompany Note.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Davis Polk & Wardwell LLP, as counsel for the Loan Parties, substantially in the form of Exhibit B-1 and (ii) Osler, Hoskin & Harcourt LLP, as counsel for MOCL, substantially in the form of Exhibit B-2. The Company hereby requests such counsel to deliver such opinions.

(c) Since December 31, 2023, there has been no change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries that, taken as a whole, has had or could reasonably be expected to have, a Material Adverse Effect.

(d) The Administrative Agent shall have received financial projections and forecasts with respect to the Company and its Consolidated Subsidiaries, in each case, in form and substance reasonably satisfactory to it.

(e) The Administrative Agent and the Lenders shall have received (at least three Business Days prior to the Effective Date), and shall be reasonably satisfied in form and substance with, (i) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not limited to the Patriot Act, to the extent such documentation or other information was requested by the Administrative Agent or any such applicable Lender at least seven days prior to the Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrowers (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

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(f) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement, the other Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(g) The Subject Senior Notes Refinancing shall have occurred, and the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Subject Senior Notes Refinancing has occurred.

(h) The Administrative Agent shall have received a certificate, dated as of the Effective Date and signed by a Responsible Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(i) The Administrative Agent, Lenders and Lead Arrangers shall have received all fees and other amounts due and payable to each such Person (including, without limitation, the fees and expenses of Paul Hastings LLP, as counsel to the Administrative Agent) on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(j) All principal, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been paid in full and the commitments thereunder shall have been terminated, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(k) The Lenders shall have received such documents and other instruments as are customary for transactions of this type or as they or their counsel may reasonably request.

The Administrative Agent shall notify the Company and the Lenders of the occurrence of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the Effective Date shall not occur unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 11:59 p.m., New York City time, on December 31, 2024 (and, in the event such conditions are not so satisfied, extended or waived, the Commitments shall terminate at such time). For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02 Each Credit Event. The obligation of each Lender to make, convert or continue a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement and each other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of the issuance, amendment, renewal or extension of such Letter of Credit, as applicable (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

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(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Borrowing Request (or any request for the issuance, amendment, renewal or extension of a Letter of Credit) as required by Section 2.03 in respect of a Borrowing, or in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a request as required by Section 2.05(b).

(d) In the case of the issuance, amendment, extension or increase of a Letter of Credit to be denominated in a Designated Currency, (i) there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that in the reasonable opinion of the Administrative Agent or the applicable Issuing Bank would make it impracticable for such issuance, amendment, extension or increase to be denominated in the relevant Designated Currency or (ii) the issuance of such Letter of Credit would not violate one or more policies of the Issuing Bank applicable to letters of credit generally (including, without limitation, country exposure limitations).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

During the period commencing on and including the Effective Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company (and each Borrower, in the case of Section 5.08 and Section 5.09) covenants and agrees with the Lenders that:

Section 5.01 Financial Statements, Ratings Change, and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a) no later than 30 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national

CREDIT AGREEMENT

standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) no later than 30 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) or (b) above, a copy of the certification signed by the principal executive officer and the principal financial officer of the Company (each, a “Certifying Officer”) as required by Rule 13A-14 under the Securities Exchange Act of 1934 and a copy of the internal controls disclosure statement by such Certifying Officers as required by Rule 13A-15 under the Securities Exchange Act of 1934, each as included in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, for the applicable fiscal period;

(d) concurrently with any delivery of financial statements under Section 5.01(a) and Section 5.01(b), a certificate of a Financial Officer of the Company, substantially in the form attached hereto as Exhibit D (a “Compliance Certificate”), (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with each of the Financial Covenants set forth in Section 6.14, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) with respect to any Compliance Certificate delivered prior to the Investment Grade Rating Date, (A) setting forth reasonably detailed calculations demonstrating the Leverage Ratio Ex-MOCL as of the last day of the fiscal quarter for such financial statements, and stating whether a MOCL Guarantee Trigger Event has occurred (and attaching thereto consolidating financial statements, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating the portion of Consolidated EBITDA attributable to the Excluded MOCL Entities), (B) specifying the identity of each Required Subsidiary Guarantor, Material Subsidiary, Guarantor and Excluded Canam Entity as of the end of such fiscal quarter or fiscal year, as applicable (and including reasonable detail, in form and substance satisfactory to the Administrative Agent, with respect thereto), as the case may be, (C) to the extent necessary pursuant to the definition of “Required Subsidiary Guarantor” and/or “Material Subsidiary”, as applicable, designating

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sufficient additional Subsidiaries as Required Subsidiary Guarantors or Material Subsidiaries, respectively, so as to comply with the definition of “Required Subsidiary Guarantor” or “Material Subsidiary”, respectively and (D) specifying the amount of cash dividends declared and paid by Canam to the Loan Parties pursuant to Section 5.18 for each fiscal quarter or fiscal year, as applicable (and including reasonably detailed backup information, in form and substance satisfactory to the Administrative Agent, with respect thereto);

(e) prior to the Investment Grade Rating Date, as soon as available, and in any event within 60 days after the beginning of each fiscal year of the Company, an annual forecast with respect to such fiscal year and the immediately succeeding fiscal year;

(f) concurrently with any delivery of financial statements under Section 5.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 5.06, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies;

(g) prior to the Investment Grade Rating Date, concurrently with any delivery of financial statements under Section 5.01(a) or, solely for each fiscal quarter of the Company ending on June 30 of each year, Section 5.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Hedging Agreements of the Company and each Subsidiary, the material terms thereof (including the type, term effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not otherwise previously disclosed pursuant to this Section 5.01(g), any margin required or supplied under any credit support document, and the counterparty to each such agreement; provided that, to the extent all information required to be delivered pursuant to this Section 5.01(g) has otherwise been made available for review by the Lenders on the Company’s website at http://www.murphyoilcorp.com or at http://www.sec.gov, the requirements of this Section 5.01(g) shall be satisfied upon delivery of a certificate of a Financial Officer (i) notifying the Administrative Agent and the Lenders that such information has been made available on one or both of the above websites and (ii) certifying that such information constitutes a true and complete list of all Hedging Agreements of the Company and each Subsidiary;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(i) prior to the Investment Grade Rating Date, prompt written notice, and in any event within five Business Days, of the occurrence of any Casualty Event having a fair market value in excess of $25,000,000 or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event having a fair market value in excess of $25,000,000;

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(j) promptly after the Rating Agencies shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(k) promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Information required to be delivered pursuant to Section 5.01(a), (b), (c), or (e) shall be deemed to have been delivered on the date on which (i) such information is actually available for review by the Lenders on the Company’s website at http://www.murphyoilcorp.com or at http://www.sec.gov, and (ii) the Company provides notice to the Lenders that such information is available and designates one or both of the above websites on which such information is located.

Section 5.02 Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $75,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

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Section 5.04 Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties. The Company will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Law (including responding to any release of Hazardous Materials at, on, or from any Oil and Gas Properties as required under Environmental Law), and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom.

Section 5.06 Insurance. The Company will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the reasonable request of the Administrative Agent from time to time, the Company shall deliver to the Administrative Agent information in reasonable detail as to the Company’s and its Subsidiaries’ insurance then in effect, stating the names of the insurance companies, the amounts of insurance, the dates of the expiration thereof and the properties and risks covered thereby. In the event the Company or any Subsidiary at any time shall fail to obtain or maintain any of the insurance required herein, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.

Section 5.07 Books and Records; Inspection Rights. The Company will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

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Section 5.08 Compliance with Laws.

(a) The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each Borrower will maintain in effect policies and procedures reasonably designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.09 Use of Proceeds.

(a) The proceeds of the Loans will be used only (i) to refinance all of the outstanding Indebtedness and other obligations under the Existing Credit Agreement and (ii) for general corporate purposes or as liquidity support for commercial paper issued by or on behalf of the Company or a Subsidiary of the Company.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall directly or, to the knowledge of such Borrower, indirectly use the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.10 Reserve Reports. Prior to the Investment Grade Rating Date:

(a) On or before March 1st of each year, commencing March 1, 2019, the Company shall furnish to the Administrative Agent and the Lenders a Reserve Report, in form and substance consistent with the requirements set forth in the definition thereof, evaluating the Proved Oil and Gas Properties of the Company and its Subsidiaries as of the immediately preceding January 1st; provided that if as of the last day of the fiscal quarter ending June 30th of such year, the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on such day exceeds 3.00 to 1.00, then, if requested by the Administrative Agent, the Company shall furnish to the Administrative Agent and the Lenders, on or before September 1st of such year, a Reserve Report, in form and substance consistent with the requirements set forth in the definition thereof, evaluating the Proved Oil and Gas Properties of the Company and its Subsidiaries as of the immediately preceding July 1st of such year. Each Reserve Report shall be either prepared by one or more Approved Petroleum Engineers, or by or under the supervision of the chief engineer of the Company, who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

CREDIT AGREEMENT

(b) With the delivery of each Reserve Report, the Company shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report, as applicable, and any other information delivered in connection therewith is true and correct, (ii) the Company or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report, and such Properties are free of all Liens except for Liens permitted by Section 6.03 and (iii) none of their Oil and Gas Properties have been sold (other than Hydrocarbons sold in the ordinary course of business) since the date of the most recently delivered Reserve Report hereunder except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold (other than Hydrocarbons sold in the ordinary course of business) and in such detail as required by the Administrative Agent.

Section 5.11 [Reserved).

Section 5.12 Additional Guarantors. Prior to the Investment Grade Rating Date, with respect to any Person that after the Effective Date is or becomes a Required Subsidiary Guarantor (other than MOCL), or with respect to MOCL, upon any MOCL Guarantee Trigger Event, the Company shall, or shall cause its Subsidiaries to, promptly (and in any event within ten days of the delivery of the Compliance Certificate for any fiscal quarter or fiscal year, as applicable, pursuant to Section 5.01(d) (or with respect to clause (i) of the definition of MOCL Guarantee Trigger Event, within ten days of the date on which the Total Credit Exposure (excluding any LC Exposure) exceeds $650,000,000)) cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a duly executed Guaranty Agreement (or supplement to a Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose), (ii) execute and deliver to the Administrative Agent such legal opinions, organizational and authorization documents and certificates of the type referred to in Section 4.01(b) and Section 4.01(g), and (iii) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 5.13 [Reserved).

Section 5.14 Accounts. Prior to the Investment Grade Rating Date, the Company shall, and shall cause each Subsidiary to: (i) deposit or cause to be deposited directly, all Cash Receipts into one or more Deposit Accounts listed on Schedule 5.14, (ii) deposit or credit or cause to be deposited or credited directly, all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Company and its Subsidiaries (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper) into one or more Securities Accounts listed on Schedule 5.14 and (iii) cause all commodity contracts held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Company and its Subsidiaries, to be carried or held in one or more Commodity Accounts listed on Schedule 5.14.

Section 5.15 [Reserved).

CREDIT AGREEMENT

Section 5.16 More Favorable Financial Covenants. Prior to the Investment Grade Rating Date:

(a) If, at any time after the Effective Date, any Other Debt Agreement includes one or more Additional Financial Covenants (including, for the avoidance of doubt, as a result of any amendment, supplement, waiver or other modification to any Other Debt Agreement causing it to contain one or more Additional Financial Covenants), then (i) on or prior to the third Business Day following the effectiveness of any such Additional Financial Covenants, as applicable, the Company shall notify the Administrative Agent thereof, and (ii) whether or not the Company provides such notice, the terms of this Agreement shall, without any further action on the part of any Borrower, the Administrative Agent or any Lender, be deemed to be amended automatically to include each Additional Financial Covenant in this Agreement, mutatis mutandis effective as of the date when such Additional Financial Covenant became effective under such Other Debt Agreement. The Company further covenants to promptly execute and deliver at its expense an amendment to this Agreement in form and substance reasonably satisfactory to the Required Lenders evidencing the amendment of this Agreement to include such Additional Financial Covenants in this Agreement; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for this Section 5.16(a), but shall merely be for the convenience of the parties hereto.

(b) If at any time after this Agreement is amended pursuant to Section 5.16(a) to include any Additional Financial Covenant contained in any Other Debt Agreement (each, an “Incorporated Provision”), such Incorporated Provision ceases to be in effect under, or is deleted from, such Other Debt Agreement, or is amended or modified for the purposes of such Other Debt Agreement, so as to become less restrictive with respect to the Borrowers or any of their respective Subsidiaries, then (i) on or prior to the third Business Day following the effectiveness of any such cessation, deletion, amendment or modification, the Company shall notify the Administrative Agent thereof, and (ii) whether or not the Company provides such notice, so long as no Default or Event of Default in respect of such Incorporated Provision shall be in existence, the terms of this Agreement shall, without any further action on the part of the Company, the Administrative Agent or any Lender, be deemed to be amended automatically to delete such Incorporated Provision or incorporate the same amendments or modifications to such Incorporated Provision, as applicable, mutatis mutandis effective as of the date when such Incorporated Provision ceased to be in effect under, or was deleted from, or was amended or modified in such Other Debt Agreement. Upon the request of the Company, the Required Lenders will execute and deliver an amendment to this Agreement to delete or similarly amend or modify, as the case may be, such Incorporated Provision as in effect in this Agreement. Notwithstanding the foregoing, no amendment to this Agreement pursuant to this Section 5.16(b) as the result of any Incorporated Provision ceasing to be in effect or being deleted, amended or otherwise modified shall cause any covenant or Event of Default in this Agreement to be less restrictive as to the Company or any Subsidiary than such covenant or Event of Default as contained in this Agreement as in effect on the Effective Date, and as amended, supplemented or otherwise modified thereafter (other than as the result of the application of Section 5.16(a)).

Section 5.17 Commodity Exchange Act Keepwell Provisions. Prior to the Investment Grade Rating Date, the Company hereby guarantees the payment and performance of all Obligations of each Loan Party (other than the Company) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Loan Party (other than the Company) in order for such Loan Party to honor its obligations

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under its respective Guaranty Agreement including obligations with respect to Hedging Agreements (provided, however, that the Company shall only be liable under this Section 5.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.17, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Company under this Section 5.17 shall remain in full force and effect until all amounts owing to the Guaranteed Parties on account of the Obligations are irrevocably and indefeasibly paid in full in cash, no Letter of Credit is outstanding and all of the Commitments are terminated. The Company intends that this Section 5.17 shall constitute, and this Section 5.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 5.18 Canam Distribution Covenant. Prior to the Investment Grade Rating Date, the Company shall cause Canam to directly or indirectly transfer to one or more Loan Parties, by way of dividend or other distribution, within 30 days after (a) the last day of each of the fiscal quarters of the Company ending June 30 and December 31, an amount not less than the positive difference of (i) the Canam Cash Amount as of the last day of such fiscal quarter minus (ii) $150,000,000 and (b) the last day of each of the fiscal quarters of the Company ending March 31 and September 30, an amount not less than the positive difference of (i) the Canam Cash Amount as of the last day of such fiscal quarter minus (ii) $200,000,000. Concurrently with the consummation of each such transfer, the Company shall deliver a certificate of a Financial Officer of the Company certifying the calculation of the Canam Cash Amount (and attaching thereto reasonably detailed back-up documentation with respect thereto) for such applicable fiscal quarter.

Section 5.19 Permitted JV Closing. On the Permitted JV Closing Date, the Company shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that (a) the Permitted JV Contribution Agreement (including the exhibits and schedules attached thereto) shall not have been modified, amended, supplemented or waived, and no consent shall have been granted thereunder, in each case in a manner that is materially adverse to the Lender, (b) attached thereto is a true, complete and correct copy of each of the Permitted JV Agreements, (c) each of such Permitted JV Agreements is in full force and effect and (d) except as attached thereto, no such Permitted JV Agreement has not been amended, modified or supplemented.

ARTICLE VI

NEGATIVE COVENANTS

During the period commencing on and including the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

Section 6.01 Indebtedness.

(a) Prior to the Investment Grade Rating Date, the Company will not, and will not permit any Subsidiary to create, incur, assume or permit to exist, any Indebtedness, except:

(i) the Obligations;

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(ii) Indebtedness (other than (A) any such Indebtedness referred to in clause (a)(iii) below and (B) Indebtedness constituting Guarantees by any Subsidiary of Indebtedness of any Person) (x) existing on the Effective Date and set forth on Schedule 6.01 hereto and (y) any Indebtedness that is incurred in exchange for, or the proceeds of which are used to extend, refinance, replace, defease, discharge, refund or otherwise retire for value any such Indebtedness; provided that, (1) the aggregate principal amount (or accreted value, in the case of Indebtedness issued with original issue discount) of any such Indebtedness incurred pursuant to this clause (a)(ii)(y) (including undrawn or available committed amounts) does not exceed the sum of (I) the aggregate principal amount (or accreted value, in the case of Indebtedness issued with original issue discount) of the Indebtedness being refinanced, plus (II) an amount necessary to pay all accrued (including, for purposes of defeasance, future accrued) and unpaid interest on the Indebtedness being refinanced and any fees (including original issue discount and upfront fees), premiums and expenses related to such exchange or refinancing, (2) any such Indebtedness incurred pursuant to this clause (a)(ii)(y) has a stated maturity that is no earlier than the later of (I) the date that is 180 days after the Maturity Date and (II) the maturity date of the Indebtedness being refinanced, (3) the Indebtedness incurred pursuant to this clause (a)(ii)(y) does not provide for any mandatory redemptions or repayments prior to the date that is 180 days after the Maturity Date, (4) any such Indebtedness incurred pursuant to this clause (a)(ii)(y) has terms (including with respect to the priority thereof) that are substantially similar to (and, in any event, no less favorable to the lenders) than those that were applicable to the Indebtedness being refinanced and (5) any such Indebtedness incurred pursuant to this clause (a)(ii)(y) is incurred solely by the Company and is not Guaranteed by any Subsidiary;

(iii) (A) the Existing Notes, in each case, to the extent outstanding on the Effective Date; (B) any Indebtedness that is incurred in exchange for, or the proceeds of which are used to extend, refinance, replace, defease, discharge, refund or otherwise retire for value any Existing Notes; provided that, (1) the aggregate principal amount (or accreted value, in the case of Indebtedness issued with original issue discount) of any such Indebtedness incurred pursuant to this clause (a)(iii)(B) (including undrawn or available committed amounts) does not exceed the sum of (x) the aggregate principal amount (or accreted value, in the case of Indebtedness issued with original issue discount) of the Existing Notes being refinanced, plus (y) an amount necessary to pay all accrued (including, for purposes of defeasance, future accrued) and unpaid interest on the Existing Notes being refinanced and any fees, premiums and expenses related to such exchange or refinancing, (2) any such Indebtedness incurred pursuant to this clause (a)(iii)(B) has a stated maturity that is no earlier than the later of (x) the date that is 180 days after the Maturity Date and (y) the maturity date of the Existing Notes being refinanced, (3) the Indebtedness incurred pursuant to this clause (a)(iii)(B) does not provide for any mandatory redemptions or repayments prior to the date that is 180 days after the Maturity Date except as a result of a customary change of control tender offer, (4) any such Indebtedness incurred pursuant to this clause (a)(iii)(B) has terms (including with respect to the priority thereof) that are either (x) substantially similar to (and, in any event, no less favorable to the Lenders) than those that were applicable to the Existing Notes being refinanced or (y) otherwise on customary market terms as determined in good faith by the Company in its reasonable judgment and (5) any such Indebtedness incurred pursuant to this clause (a)(iii)(B) is incurred solely by the Company and is not Guaranteed by any Subsidiary; and (C)

CREDIT AGREEMENT

senior unsecured or senior subordinated unsecured Indebtedness; provided that, (1) both before and immediately after giving effect to the incurrence of any such Indebtedness, (I) no Default has occurred and is continuing or would result therefrom, (II) the Consolidated Leverage Ratio (calculated on pro forma basis using (i) Consolidated Total Debt as of such day and (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b)) does not exceed 3.00 to 1.00 and (III) the Administrative Agent shall have received a certificate of a Financial Officer of the Company, in form and substance satisfactory to the Administrative Agent, certifying as to each of the requirements set forth in the foregoing clauses (I) and (II), (2) any such Indebtedness incurred pursuant to this clause (a)(iii)(C) has a stated maturity that is no earlier than 90 days after the Maturity Date, (3) such Indebtedness incurred pursuant to this clause (a)(iii)(C) does not provide for any mandatory redemptions or repayments prior to the date that is 90 days after the Maturity Date except as a result of a customary change of control tender offer, (4) any such Indebtedness incurred pursuant to this clause (a)(iii)(C) has customary market terms as determined in good faith by the Company in its reasonable judgment and (5) any such Indebtedness incurred pursuant to this clause (a)(iii)(C) is incurred solely by the Company and is not Guaranteed by any Subsidiary;

(iv) (A) Indebtedness of any Loan Party that is due and owing to the Company or any Subsidiary of the Company; provided that any such Indebtedness shall be unsecured and subordinated to the Obligations pursuant to the Subordinated Intercompany Note or (B) to the extent permitted by Section 6.09, Indebtedness of any Subsidiary that is not a Loan Party that is due and owing to the Company or any Subsidiary of the Company;

(v) Indebtedness of any Subsidiary that is not a Loan Party that is due and owing to any other Subsidiary that is not a Loan Party;

(vi) Indebtedness incurred to finance insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums;

(vii) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or change the priority or security (if any) with respect thereto; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (B) after giving effect to the incurrence of such Indebtedness, the Company shall be in pro forma compliance with each of the Financial Covenants and (C) the aggregate principal amount of Indebtedness permitted by this clause (a)(vii) shall not exceed $200,000,000 at any time outstanding;

(viii) Guarantees permitted by Section 6.02; and

CREDIT AGREEMENT

(ix) Indebtedness solely in the form of letters of credit and/or letters of guaranty, including letters of credit and/or letters of guaranty issued for the benefit of counterparties under Hedging Agreements permitted pursuant to Section 6.05;

provided that, notwithstanding anything herein to the contrary, no Indebtedness permitted to be incurred and remain outstanding pursuant to the foregoing clauses (a)(i) through (ix) shall be permitted to be in the form of Guarantees (with any Indebtedness in the form a Guarantee being required to comply with the requirements set forth in Section 6.02).

(b) From and after the Investment Grade Rating Date:

(i) the Company will not, and will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness to the extent that as a result of such Indebtedness the Company would be, or could reasonably be expected to be, in breach of the covenant set forth in Section 6.14(b);

(ii) the Company will not permit any Subsidiary to create, incur, assume or permit to exist, any Indebtedness, except:

(A) Indebtedness of any Subsidiary that is due and owing to the Company or any Subsidiary of the Company;

(B) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or change the priority or security (if any) with respect thereto; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(C) Indebtedness solely in the form of letters of credit and/or letters of guaranty, in each case incurred in the ordinary course of business, including letters of credit and/or letters of guaranty issued for the benefit of counterparties under Hedging Agreements permitted pursuant to Section 6.05 and any Guaranties of such Indebtedness; and

(D) other Indebtedness; provided that the sum, without duplication, of (1) the outstanding aggregate principal amount of all such Indebtedness, plus (2) the Attributable Debt under all Sale and Leaseback Transactions of the Company and its Subsidiaries, plus (3) the outstanding aggregate principal amount of all Indebtedness or other obligations secured by Liens permitted under Section 6.03(b)(v), shall not exceed the lesser of (a) 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption thereof and (b) $500,000,000 at the time of creation, incurrence or assumption thereof.

(iii) The Company will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction if, after giving effect to such Sale and Leaseback Transaction, the sum, without duplication, of (A) the aggregate amount of the Attributable Debt under all Sale and Leaseback Transactions of the Company and its Subsidiaries, plus (B) the outstanding aggregate principal amount of all Indebtedness permitted under Section 6.01(b)(ii)(D), plus (C) the outstanding aggregate principal amount of all Indebtedness or other obligations secured by Liens permitted under Section 6.03(b)(v), shall exceed 15% of Consolidated Net Tangible Assets at the time of consummation of such Sale and Leaseback Transaction.

CREDIT AGREEMENT

Section 6.02 Subsidiary Guarantees Prior to the Investment Grade Rating Date. Prior to the Investment Grade Rating Date, the Company will not, at any time, permit any Subsidiary to Guarantee any Indebtedness or other obligations of any Person, except:

(a) Guarantees by Subsidiaries constituting Obligations;

(b) Performance guarantees in the ordinary course of business (excluding, for the avoidance of doubt, Guarantees of surety bonds or similar instruments or any other Indebtedness); and

(c) Guarantees by Subsidiaries of any Indebtedness permitted pursuant to Section 6.01(a)(ix).

Section 6.03 Liens. The Company will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Prior to the Investment Grade Rating Date:

(i) Liens in favor of the Administrative Agent securing the Obligations described in clause (a) of the definition thereof;

(ii) any Lien on any property or asset of the Company or any Subsidiary existing on the Effective Date and set forth in Schedule 6.03; provided that (i) such Lien shall not apply to any other Property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iii) Permitted Encumbrances;

(iv) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(a)(vii), (ii) such Lien and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Lien shall not apply to any other property or assets of the Company or any Subsidiary;

(v) Liens securing any Indebtedness that constitutes Project Financing;

(vi) Liens securing Indebtedness permitted by Section 6.01(a)(ix); provided that the aggregate principal amount of the Indebtedness secured thereby does not exceed $100,000,000 at any time; and

(vii) other Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding $50,000,000 at any time.

CREDIT AGREEMENT

(b) From and after the Investment Grade Rating Date, the Company will not, and will not permit any Subsidiary to create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i) Liens in favor of the Administrative Agent securing the Obligations;

(ii) any Lien on any property or asset of the Company or any Subsidiary existing on the Effective Date and set forth in Schedule 6.03; provided that (i) such Lien shall not apply to any other Property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iii) Permitted Encumbrances;

(iv) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.0l(b)(ii)(B), (ii) such Lien and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Lien shall not apply to any other property or assets of the Company or any Subsidiary; and

(v) other Liens; provided that the sum, without duplication, of (1) the outstanding aggregate principal amount of all Indebtedness permitted under Section 6.01(b)(ii)(D), plus (2) the Attributable Debt under all Sale and Leaseback Transactions of the Company and its Subsidiaries, plus (3) the outstanding aggregate principal amount of all Indebtedness or other obligations secured by such Liens, shall not exceed 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption thereof.

Section 6.04 Fundamental Changes. (a) The Company will not, and will not permit any other Borrower to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or consummate a Division as the Dividing Person, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing, any Person may merge into the Company in a transaction in which the Company is the surviving corporation.

(b) Prior to the Investment Grade Rating Date, the Company will not permit any Material Subsidiary to merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with any Material Subsidiary, or consummate a Division as the Dividing Person, or permit any Material Subsidiary to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person (other

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than any Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided that (A) if any Borrower (other than the Company) is a party to such transaction, such Borrower shall be the surviving entity and (B) if any Guarantor (other than a Borrower) is a party to such transaction, such Guarantor shall be the surviving entity, (ii) any such Subsidiary (other than a Borrower) may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary; provided that if such transferor is a Guarantor, the acquirer shall be a Loan Party; and (iii) any such Subsidiary (other than a Borrower) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that if such Subsidiary is a Guarantor, the assets shall be distributed to or otherwise received by a Loan Party.

(c) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(d) No Borrower will reorganize or otherwise change its jurisdiction of organization or incorporation, or otherwise become organized or incorporated in any jurisdiction, other than in any State of the United States, or in the case of MOCL, any province of Canada or under the Canada Business Corporations Act.

Section 6.05 Hedging Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements that are entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, and not for speculative purposes; provided that the counterparty to each such Hedging Agreement shall, at the time such Hedging Agreement is entered into, be a Lender or an Affiliate of a Lender except where consented to by the Administrative Agent.

Section 6.06 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate and (c) transactions pursuant to the Permitted JV Agreements.

Section 6.07 Restrictive Agreements; Subsidiary Distributions. Until the Investment Grade Rating Date has occurred, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to

CREDIT AGREEMENT

Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) law or by this Agreement, (B) the Permitted JV LLC Agreement in respect of the Permitted JV or Equity Interests in the Permitted JV or (C) the Permitted JV Contribution Agreement in respect of the Permitted JV or the “Assets” (as defined in the Permitted JV Contribution Agreement), (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.08 Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) any Wholly-Owned Subsidiaries of the Company may declare and pay dividends and other distributions ratably with respect to their Equity Interests;

(b) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries;

(d) the Permitted JV may declare and pay dividends or other distributions in accordance with the Permitted JV LLC Agreement and the Permitted JV Contribution Agreement (including any non-ratable distributions to the extent expressly provided therein);

(e) prior to the Investment Grade Rating Date, the Company and any Subsidiary may make Restricted Payments so long as (i) both before and immediately after giving effect to any such Restricted Payment, (x) no Default has occurred and is continuing or would result therefrom, (y) the Consolidated Leverage Ratio is equal to or less than 3.00 to 1.00 (calculated on a pro forma basis using (I) Consolidated Total Debt as of such day and (II) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b)), and (z) the Consolidated Interest Coverage Ratio is equal to or greater than 2.75 to 1.00 for the period off four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b)) and (ii) the Administrative Agent shall have received a certificate of a Financial Officer of the Company, in form and substance satisfactory to the Administrative Agent, certifying as to each of the requirements set forth in this clause (e); and

(f) from and after the Investment Grade Rating Date, the Company and any Subsidiary may make Restricted Payments so long as both before and immediately after giving effect to any such Restricted Payment, no Default has occurred and is continuing or would result therefrom.

CREDIT AGREEMENT

Section 6.09 Investments Prior to the Investment Grade Rating Date. Prior to the Investment Grade Rating Date, the Company will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any Investment in or to any Person, except:

(a) (i) Investments made prior to the Effective Date in Subsidiaries in existence on the Effective Date and (ii) other Investments in existence on the Effective Date and described on Schedule 6.09 and any renewal or extension of any such Investments referred to in this clause (a)(ii), so long so long as such renewal or extension does not increase the amount of the Investment being renewed or extended (as determined as of such date of renewal or extension);

(b) Investments made by any Borrower or any other Loan Party in any Person that, prior to such Investment, is a Loan Party;

(c) Investments made by any Subsidiary that is not a Loan Party in the Company or any Subsidiary of the Company; provided that any such Investment that is the form of a loan or advance from a non-Loan Party to a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the Subordinated Intercompany Note;

(d) accounts receivable arising in the ordinary course of business, and Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers to the extent reasonably necessary in order to prevent or limit loss;

(e) Permitted Investments;

(f) Investments consisting of Hedging Agreements permitted under Section 6.05;

(g) to the extent constituting Investments, Guarantees of Indebtedness permitted by Section 6.02;

(h) Investments received in connection with a Disposition permitted by Section 6.11; and

(i) Investments so long as (i) both before and immediately after giving effect to any such Investment, no Default has occurred and is continuing or would result therefrom, (ii) immediately before and after giving effect to such Investment, the Company shall be in pro forma compliance with each of the Financial Covenants and (iii) the Administrative Agent shall have received a certificate of a Financial Officer of the Company, in form and substance satisfactory to the Administrative Agent, certifying as to each of the requirements set forth in this clause (i); and

(j) Investments in the Permitted JV (i) in existence on the Permitted JV Closing Date pursuant to the terms of the Permitted JV Contribution Agreement, the Permitted JV MEPU Conveyance and the Permitted JV Units Conveyance and (ii) made after the Permitted JV Closing Date pursuant to and in accordance with the Permitted JV LLC Agreement.

CREDIT AGREEMENT

Section 6.10 Restricted Debt Payments Prior to the Investment Grade Rating Date. Prior to the Investment Grade Rating Date, the Company will not, and will not permit any of its Subsidiaries to, voluntarily Redeem any Junior Indebtedness prior to its stated maturity, except the Company and any Subsidiary may Redeem Junior Indebtedness so long as (i) both before and immediately after giving effect to such Redemption, no Default has occurred and is continuing or would result therefrom, (ii) immediately before and after giving effect to such Redemption, the Company shall be in pro forma compliance with each of the Financial Covenants and (iii) the Administrative Agent shall have received a certificate of a Financial Officer of the Company, in form and substance satisfactory to the Administrative Agent, certifying as to each of the requirements set forth in this clause (b).

Section 6.11 Asset Dispositions Prior to the Investment Grade Rating Date. Prior to the Investment Grade Rating Date, the Company will not, and will not permit any of its Subsidiaries to, Dispose of any Property, except:

(a) Dispositions of Surplus Inventory;

(b) Dispositions of Hydrocarbons and seismic data in the ordinary course of business and consistent with past practices;

(c) any Disposition of Property resulting from a Casualty Event;

(d) Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with any financing transaction);

(e) so long as such Disposition would not result in a violation of the limitations and agreements set forth in Section 6.04, additional Dispositions to any Person (other than the Company or any Affiliate thereof); provided that (i) both before and immediately after giving effect to such Disposition, no Default has occurred and is continuing or would result therefrom, (ii) after giving to such Disposition, the Company shall be pro forma compliance with each of the Financial Covenants, (iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the assets subject to such Disposition and (iv) the Administrative Agent shall have received, at least three Business Days prior to the consummation of such Disposition (or such shorter period as to which the Administrative Agent may agree), a certificate of a Financial Officer of the Company, in form and substance satisfactory to the Administrative Agent, certifying as to the matters set forth in this clause (f);

(f) other Dispositions for fair market value in an aggregate amount since the Effective Date not to exceed $25,000,000 (determined at the time of any such Disposition); and

(g) the Disposition of the “MEPU Assets”, the “Medusa Spar Units” and the “MEPU Cash Contribution” (as each such term is defined in the Permitted JV Contribution Agreement) by Expro-USA to the Permitted JV pursuant to and in accordance with the terms of the Permitted JV Contribution Agreement, and Dispositions of Property by the Permitted JV permitted to be made without “Mutual Consent of the Board” (as defined in the Permitted JV LLC Agreement) pursuant to Section 5.6(b) of the Permitted JV LLC Agreement;

CREDIT AGREEMENT

provided that if after giving effect to any Disposition pursuant to Section 6.11(c) (to the extent the fair market value of the Property subject to the Casualty Event exceeds $25,000,000) or Section 6.11(e), the Consolidated Leverage Ratio exceeds 2.75 to 1.00 (calculated on pro forma basis using (i) Consolidated Total Debt as of such day and (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b)), the Borrowers shall prepay the Loans to the extent required by Section 2.10(e).

Section 6.12 [Reserved).

Section 6.13 New Accounts Prior to the Investment Grade Rating Date. Prior to the Investment Grade Rating Date, the Company will not, and will not permit any Subsidiary to, open or otherwise establish or maintain, or deposit, credit or otherwise transfer any Cash Receipts, securities, financial assets or any other property into, any Deposit Account, Securities Account or Commodity Account (other than any Excluded DDA) other than a Deposit Account, Securities Account or Commodity Account listed on Schedule 5.14, which is maintained with the Administrative Agent or a Lender or another financial institution reasonably acceptable to the Administrative Agent.

Section 6.14 Financial Covenants.

(a) Prior to the Investment Grade Rating Date:

(i) Consolidated Leverage Ratio. The Company will not, as of the last day of any fiscal quarter of the Company, permit the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on such day, to exceed 3.25 to 1.00.

(ii) Consolidated Interest Coverage Ratio. The Company will not, as of the last day of any fiscal quarter of the Company, permit the Consolidated Interest Coverage Ratio for the period of four consecutive fiscal quarters ending on such day, to be less than 2.50 to 1.00.

(b) Ratio of Consolidated Recourse Debt to Adjusted Consolidated Capitalization. From and after the Investment Grade Rating Date, the Company will not, as of the last day of any fiscal quarter of the Company, permit the ratio of (a) Consolidated Total Debt as of such day to (b) Consolidated Total Capitalization as of such day, to exceed 60%.

Section 6.15 Amendment to Permitted JV Agreements. From and after the Effective Date, the Company will not, and will not permit any of its Subsidiaries to, amend, modify or supplement (or permit to be amended, modified or supplemented), or enter into any agreement that has the effect of amending, modifying or supplementing any Permitted JV Agreement in a manner that would be adverse to the Lenders in any material respect.

CREDIT AGREEMENT

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur at any time on or after the Effective Date:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement (or any amendment or modification hereof or waiver or consent hereunder), in or in connection with any other Loan Document (or any amendment or modification thereof or waiver or consent thereunder) or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement (or any amendment or modification hereof or waiver or consent hereunder) or pursuant to or in connection with any other Loan Document (or any amendment or modification thereof or waiver or consent thereunder), shall, in any such case, prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to such Borrower’s existence), Section 5.09, Section 5.10, Section 5.12, Section 5.14, Section 5.16, Section 5.18 or Article VI;

(e) any Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or in any other Loan Document, and such failure shall continue unremedied for a period of ten days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

CREDIT AGREEMENT

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Borrower or any Guarantor party thereto or shall be repudiated by any of them, or any Borrower or any Guarantor or any of their respective Affiliates shall so state in writing; or

(n) a Change in Control shall occur;

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then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

Section 7.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 7.01(h) or Section 7.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.05(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Borrower and each Guarantor; and in case of an Event of Default described in Section 7.01(h) or Section 7.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrowers and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.05(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Company or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.19, be applied by the Administrative Agent as follows:

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(i) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) reimbursement obligations in respect of Letters of Credit pursuant to Section 2.05(e) (and cash collateralization of LC Exposure hereunder) and (C) Guaranteed Cash Management Obligations owing to Guaranteed Cash Management Providers;

(v) fifth, pro rata to Guaranteed Hedging Obligations owing to Guaranteed Hedging Parties;

(vi) sixth, pro rata to any other Obligations; and

(vii) seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrowers or as otherwise required by any Governmental Requirement;

provided that, for the avoidance of doubt, Excluded Guaranteed Hedging Obligations with respect to any Subsidiary Guarantor shall not be paid with amounts received from such Subsidiary Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from the Borrowers and any other Guarantors to preserve the allocation to Obligations otherwise set forth above in this Section 7.02(c).

ARTICLE VIII

[RESERVED]

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with each Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder. In addition to and not in limitation of the foregoing, each Borrower and each Lender acknowledges that the Administrative Agent is or may be an agent, arranger and/or lender under other loans or other securities and waives any existing or future conflicts of interest associated with its role hereunder and in such other transactions.

CREDIT AGREEMENT

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of any Borrower. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by any Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while it was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under any agreement or instrument contemplated hereby, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and not for the purpose of investing in the general performance or operations of any Borrower or for the purpose of purchasing, acquiring or holding any type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws) and has, independently and without reliance upon the Administrative Agent, any Co-Syndication Agent, the Documentation Agent, any Lead Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any Co-Syndication Agent, the Documentation Agent, any Lead Arranger or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their respective Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

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Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to release any Guarantor from the Guaranty Agreement to which it is a party (i) pursuant to the terms thereof or (ii) with respect to any Subsidiary Guarantor at such time, on the Investment Grade Rating Date pursuant to Section 10.20.

No Lead Arranger, Co-Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders in their capacity as such. Without limiting the foregoing, no Lead Arranger, Co-Syndication Agent, or Documentation Agent shall have or be deemed to have any fiduciary relationship with any Lead Arranger or any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Administrative Agent, any Co-Syndication Agent, the Documentation Agent, any Lead Arranger or any other Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.02 (a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.02(a) shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such

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a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each Borrower and each other Loan Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by such Borrower or any other Loan Party, except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds of any Borrower or any Subsidiary for the purpose of prepaying, repaying, discharging or otherwise satisfying such Obligations.

(d) Each party’s obligations under this Section 9.02 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 9.03 Borrower Communications. (a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Company (on behalf of itself, Expro-Intl. or MOCL) may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal’).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each of the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY

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WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES’’) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Company to the Administrative Agent through an Approved Borrower Portal.

(a) Each of the Lenders, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(b) Nothing herein shall prejudice the right of any of the Borrowers to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:

(i)	if to a Borrower, to the Company at:

9805 Katy Freeway Suite G-200,
Houston, Texas 77024,
Attention of Treasurer
Phone: 281-685-0996
Email: Leyster_Jumawan@murphyoilcorp.com;

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(ii)	if to the Administrative Agent from a Borrower, to it at the address separately provided to the Company:

(iii)	if to the Administrative Agent from the Lenders, to it at:

JPMorgan Chase Bank, N.A.,
712 Main St., Floor 05
Houston, Texas 77002-3201
Attention: Sofia Barrera Jaime
sofia.barrerajaime@jpmorgan.com

if for operational matters, to the address separately
provided in the administrative questionnaire.

(iv)	if to JPMorgan Chase Bank, N.A., in its capacity as Issuing Bank, to it at:

JPMorgan Chase Bank, N.A.
10410 Highland Manor Dr., 3rd Floor
Tampa, Florida 33610
Attention: Standby LC Unit
Phone: 800-364-1969
Fax: 856-294-5267
Email: GTS.Client.Services@jpmchase.com

(v)	if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopy shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to any Loan Party, the Administrative Agent, the Lenders and the Issuing Banks hereunder may be delivered or furnished using Electronic Systems or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or the other Loan Parties, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower or any other Loan Party pursuant to this Agreement, the other Loan Documents or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 10.01, including through an Electronic System.

Section 10.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the

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Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.13(b) and Section 10.02(c), neither this Agreement nor any provision hereof nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Borrower and the Required Lenders or by each Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) (A) change Section 2.l7(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, (B) subordinate in right of payment any of the Obligations owed to the Lenders to any other Indebtedness or (C) if at any time the Obligations owed to the Lenders under the Loan Documents are secured by Liens, subordinate any such Liens (excluding any Liens that the Administrative Agent is authorized to release or subordinate pursuant to the express terms of the Loan Documents) to Liens securing any other Indebtedness, in each case under this clause (iv) without the written consent of each Lender, (v) waive or amend Section 7.02(c) or Section 10.16 without the written consent of each Lender; provided that any waiver or amendment of Section 10.16, this proviso in this Section 10.02(b)(v), Section 10.02(b)(vi) or Section 10.02(b)(vii), shall also require the written consent of each Guaranteed Hedging Party and each Guaranteed Cash Management Provider, (vi) modify the terms of Section 7.02(c) without the written consent of each Lender, Guaranteed Hedging Party and Guaranteed Cash Management Provider adversely affected thereby, or amend or otherwise change the definition of “Guaranteed Hedging Agreement,” “Guaranteed Hedging Obligations” or “Guaranteed Hedging Party,” without the written consent of each Guaranteed Hedging Party adversely affected thereby or the definition of “Guaranteed Cash Management Agreement,” “Guaranteed Cash Management Obligations” or “Guaranteed Cash Management Provider,” without the written consent of each Guaranteed Cash Management Provider adversely affected thereby), (vii) release any Guarantor from any Guaranty Agreement (except as set forth in such Guaranty Agreement or pursuant to Section 10.20) or limit its liability in respect thereof, without the written consent of each Lender or (viii) change any of the provisions of this Section 10.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or

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duties of the Administrative Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 3.14 shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

(c) if the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Section 10.03 Expenses; Limitation of Liability; Indemnity; Etc.. (a) Each Borrower, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Each Borrower, jointly and severally, shall indemnify the Administrative Agent, each Lead Arranger, each Co-Syndication Agent, the Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each lndemnitee harmless from, any and all Liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the

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Company or any of its Subsidiaries, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Each Lender severally agrees to pay any amount required to be paid by any Borrower under paragraphs (a), (b) or (d) of this Section 10.03 to the Administrative Agent, each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) To the extent permitted by applicable law, (i) no Borrower shall assert, and each Borrower hereby waives, any claim against the Administrative Agent, any Lead Arranger, any Co-Syndication Agent, the Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Electronic System and any Approved Borrower Portal) except to the extent resulting from the gross negligence or willful misconduct by such Lender-Related Person, as determined by a final and non-appealable judgment of a court of competent jurisdiction, and (ii) no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

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(e) All amounts due under this Section 10.03 shall be payable promptly after written demand therefor.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks, the Lead Arrangers, the Co-Syndication Agents, the Documentation Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) each Borrower; provided that each Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; provided, further, that no consent of any Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment; and

(C) each Issuing Bank; provided that no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to any Borrower under Sections 7.01(h) or 7.01(i)) and (y) such Issuing Bank has no outstanding Letters of Credit at that time.

(ii) Assignments shall be subject to the following additional conditions:

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(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Company or any of its Affiliates; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

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(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16, Section 10.03 and Article IX). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register (which register may be in electronic form) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.04 and any written consent to such assignment required by paragraph (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.06(b), Section 2.17(d) or Section 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans

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owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f), it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section 10.04; and (B) shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or an central bank, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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Section 10.05 Survival. All covenants, agreements, representations and warranties made by any Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or a Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16, Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy,

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emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such

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Affiliate, to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claims, controversy, dispute, or cause of action (whether in contract, tort, or otherwise and whether at law or in equity) based upon, arising out of, or relating to this Agreement and the transactions contemplated hereby and thereby and, unless otherwise specified therein, each other Loan Document shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding (whether in contract, tort, or otherwise and whether at law or in equity) arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) In furtherance of the foregoing, MOCL hereby irrevocably appoints the Company, with an office on the date hereof at the address specified in Section 10.01, as its authorized agent with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to the Loan Documents in any of the courts in and of the State of New York. Such service may be made by mailing or delivering a copy of such process to MOCL in care of the Company at the Company’s above address and MOCL hereby irrevocably authorizes and directs the Company to accept such service on its behalf and agrees that the failure of the Company to give any notice of any such service to MOCL shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. If for any reason the Company shall cease to act as process agent, MOCL shall appoint forthwith, in the manner provided for herein, a single successor process agent qualified to act as an agent for service of process with respect to all courts in and of the State of New York and acceptable to the Administrative Agent. Nothing in this paragraph shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by law or limit the right of the Administrative Agent or any Lender to bring any action or proceeding against MOCL or its property in the courts of other jurisdictions. To the extent that MOCL has or hereafter may acquire any right of immunity from jurisdiction of any court on the grounds of sovereignty or otherwise with respect to itself or its property, MOCL hereby irrevocably waives such immunity for itself and for its property in respect of all of its Obligations under the Loan Documents.

Section 10.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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Section 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority or self-regulatory body) such as the National Association of Insurance Commissioners, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers, or (i) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facility established hereby, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility established hereby or (iii) to any provider of credit insurance. For the purposes of this Section 10.12, “Information” means all information received from any Borrower relating to such Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Banks or any Lender on a nonconfidential basis prior to disclosure by such Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from a Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 10.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

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Section 10.13 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO EACH BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 10.15 USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Borrower and the Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower and the Guarantors, which information includes the name and address of each Borrower and the Guarantors and other information that will allow such Lender to identify each Borrower and the Guarantors in accordance with the Patriot Act and the Beneficial Ownership Regulations.

Section 10.16 Hedging Agreements; Cash Management Agreements.

(a) Except as provided in Section 10.02(b), no Guaranteed Hedging Party or Guaranteed Cash Management Provider shall have any voting rights under any Loan Document as a result of the existence of any Guaranteed Hedging Obligation or Guaranteed Cash Management Obligation owed to it.

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(b) If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any law of the United States or any State thereof, such Lender may notify the Administrative Agent and disclaim any benefit of such Lien to the extent of such illegality; provided, that such determination or disclaimer by such Lender shall not invalidate or render unenforceable such Lien for the benefit of any other Lender.

Section 10.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.18 No Fiduciary Duty, etc.

(a) Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that (i) no fiduciary, advisory or agency relationship between the Borrowers and the Subsidiaries, on the one hand, and the Credit Parties and their Affiliates, on the other hand, is intended to be or has been created in respect of the transactions contemplated hereby or by this Agreement or the other Loan Documents and (ii) none of the Credit Parties will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to such Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, such Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower

CREDIT AGREEMENT

acknowledges and agrees that no Credit Party is advising any Borrower or any of the Subsidiaries as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower and the Subsidiaries shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and none of Credit Parties shall have any responsibility or liability to any Borrower or any Subsidiary with respect thereto.

(b) Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which any Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 10.19 Currency Conversion; Judgment Currency.

(a) Notwithstanding anything to the contrary contained herein, if any payment of any obligation shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent, as the rate quoted by it in accordance with methods customarily used by the Administrative Agent for such or similar purposes as the spot rate for the purchase by the Administrative Agent of the required currency with the currency of actual payment through its principal foreign exchange trading office at approximately 11:00 a.m. (local time at such office) two Business Days prior to the effective date of such conversion; provided that the Administrative Agent may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent does not then have a spot rate for the required currency.

CREDIT AGREEMENT

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency’’) other than dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase dollars with the Judgment Currency; and if the amount of dollars so purchased is less than the sum originally due to the Applicable Creditor in dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 10.20 Release of Guarantees. On the Investment Grade Rating Date, so long as no Default has occurred and is continuing, then, promptly following the Company’s written request therefor, the Administrative Agent shall execute a release of each Subsidiary Guarantor from its surety and guarantee liabilities and obligations as a Guarantor under the Guaranty Agreement (and each such Person shall cease to constitute a “Guarantor” thereunder and hereunder), other than those obligations which are expressly stated to survive termination of the Guaranty Agreement. For the avoidance of doubt, any such release shall in no way impair or affect the liabilities and obligations of the Company (including in its capacity as a Guarantor) under the Credit Agreement and the other Loan Documents, or any other Borrower under the Credit Agreement and the other Loan Documents (other than the Guaranty Agreement), all of which liabilities and obligations shall continue in full force and effect on and after the Investment Grade Rating Date.

Section 10.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents

CREDIT AGREEMENT

that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U. S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.21, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES BEGIN NEXT PAGE]

CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

MURPHY OIL CORPORATION

By:	/s/ Leyster Jumawan
Name:	Leyster Jumawan
Title:	Vice President and Treasurer

MURPHY EXPLORATION & PRODUCTION COMPANY – INTERNATIONAL

By:	/s/ Leyster Jumawan
Name:	Leyster Jumawan
Title:	Vice President and Treasurer

MURPHY OIL COMPANY LTD.

By:	/s/ Leyster Jumawan
Name:	Leyster Jumawan
Title:	Vice President and Treasurer

Signature Page

CREDIT AGREEMENT

Administrative Agent, Issuing Bank & Lender:	JPMORGAN CHASE BANK, N.A.

By: /s/ Sofia Barrera Jaime
Name: Sofia Barrera Jaime
Title: Vice President

Signature Page

CREDIT AGREEMENT

Co-Syndication Agent, Issuing Bank & Lender:	BANK OF AMERICA, N.A.

	By:	/s/ Tommy Nguyen
	Name:	Tommy Nguyen
	Title:	Vice President

Signature Page

CREDIT AGREEMENT

Co-Syndication Agent, Issuing Bank & Lender:	THE BANK OF NOVA SCOTIA, HOUSTON BRANCH

By: /s/ Sam Cutler
Name: Sam Cutler
Title: Director

Signature Page

CREDIT AGREEMENT

Co-Syndication Agent, Issuing Bank & Lender:	CAPITAL ONE, NATIONAL ASSOCIATION

By: /s/ Lyle Levy
Name: Lyle Levy
Title: Director

Signature Page

CREDIT AGREEMENT

Co-Syndication Bank, Issuing Bank & Lender:	MUFG BANK, LTD.

By: /s/ Stephen W. Warfel
Name: Stephen W. Warfel
Title: Authorized Signatory

Signature Page

CREDIT AGREEMENT

Documentation Agent & Lender:	SUMITOMO MITSUI BANKING CORPORATION

By: /s/ Alkesh Nanavaty
Name: Alkesh Nanavaty
Title: Executive Director

Signature Page

CREDIT AGREEMENT

Lender:	CADENCE BANK

	By:	/s/ Brandon Dunn
	Name:	Brandon Dunn
	Title:	Executive Vice President and Managing Director

Signature Page

CREDIT AGREEMENT

Lender:	REGIONS BANK

By: /s/ Cody Chance
Name: Cody Chance
Title: Managing Director

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CREDIT AGREEMENT

Lender:	STANDARD CHARTERED BANK

By: /s/ Kristopher Tracy
Name: Kristopher Tracy
Title: Director

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CREDIT AGREEMENT

Lender:	TEXAS CAPITAL BANK

By: /s/ Marc Graham
Name: Marc Graham
Title: Managing Director

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CREDIT AGREEMENT

Lender:	MORGAN STANLEY BANK, N.A.

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

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CREDIT AGREEMENT

Schedule 2.01

to Credit Agreement

COMMITMENTS

	Amount of	Percentage of
Lender	Commitment	Commitment
JPMorgan Chase Bank, N.A.	$150,000,000.00	12.500000000%
Bank of Nova Scotia, Houston Branch	$150,000,000.00	12.500000000%
Capital One, National Association	$150,000,000.00	12.500000000%
MUFG Bank, Ltd.	$150,000,000.00	12.500000000%
Bank of America, N.A.	$150,000,000.00	12.500000000%
Regions Bank	$150,000,000.00	12.500000000%
Sumitomo Mitsui Banking Corporation	$110,000,000.00	9.166666666%
Cadence Bank	$65,000,000.00	5.416666667%
Standard Chartered Bank	$65,000,000.00	5.416666667%
Texas Capital Bank	$35,000,000.00	2.916666667%
Morgan Stanley Bank, N.A.	$25,000,000.00	2.083333333%

TOTAL:	$1,200,000,000.00	100.000000000%